                                                                     Exhibit 2.1


                                                                  EXECUTION COPY








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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            LUCENT TECHNOLOGIES INC.,

                            GOLDFISH ACQUISITION INC.

                                       AND

                             CHROMATIS NETWORKS INC.





                   -------------------------------------------

                            Dated as of May 31, 2000

                   -------------------------------------------

                                TABLE OF CONTENTS

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
1.       The Merger..............................................................................................    2

     1.1      General............................................................................................    2
     1.2      Certificate of Incorporation.......................................................................    2
     1.3      By-Laws............................................................................................    3
     1.4      Directors and Officers.............................................................................    3
     1.5      Conversion of Securities...........................................................................    3
     1.6      Adjustment of the Exchange Ratios..................................................................    4
     1.7      Dissenting Shares..................................................................................    4
     1.8      No Fractional Shares...............................................................................    4
     1.9      Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books........    5
     1.10     Return of Exchange Fund............................................................................    7
     1.11     No Further Ownership Rights in Company Capital Stock...............................................    7
     1.12     Further Assurances.................................................................................    7

2.       Approval by Stockholders................................................................................    8

     2.1      Approval by Stockholders...........................................................................    8

3.       Representations and Warranties of the Company...........................................................    8

     3.1      Organization.......................................................................................    8
     3.2      Capitalization; Options and Other Rights...........................................................    8
     3.3      Authority; Stockholder Vote........................................................................   10
     3.4      Charter Documents..................................................................................   11
     3.5      Financial Statements...............................................................................   11
     3.6      Absence of Undisclosed Liabilities; Indebtedness...................................................   12
     3.7      Operations and Obligations.........................................................................   12
     3.8      Properties.........................................................................................   14
     3.9      Inventory..........................................................................................   14
     3.10     Contracts..........................................................................................   14
     3.11     Absence of Default.................................................................................   15
     3.12     Litigation.........................................................................................   16
     3.13     Compliance with Law................................................................................   16
     3.14     Intellectual Property; Year 2000...................................................................   16
     3.15     Tax Matters........................................................................................   18
     3.16     Employee Benefit Plans.............................................................................   19
     3.17     Executive Employees................................................................................   20
     3.18     Employees..........................................................................................   21
     3.19     Environmental Laws.................................................................................   22
     3.20     Bank Accounts, Letters of Credit and Powers of Attorney............................................   22


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
     3.21     Subsidiaries.......................................................................................   23
     3.22     Affiliate Transactions.............................................................................   23
     3.23     Insurance..........................................................................................   23
     3.24     Leases.............................................................................................   24
     3.25     Assets.............................................................................................   24
     3.26     Government Grant Programs..........................................................................   24
     3.27     Minute Books.......................................................................................   24
     3.28     Complete Copies of Materials.......................................................................   25
     3.29     Disclosure.........................................................................................   25
     3.30     Reorganization.....................................................................................   25
     3.31     Export Control Laws................................................................................   25

4.       Representations and Warranties of Acquisition and Lucent................................................   25

     4.1      Organization.......................................................................................   25
     4.2      Capital Structure..................................................................................   26
     4.3      Authority..........................................................................................   26
     4.4      Litigation.........................................................................................   27
     4.5      SEC Documents; Undisclosed Liabilities.............................................................   27
     4.6      Information Supplied...............................................................................   28
     4.7      Absence of Certain Changes.........................................................................   28
     4.8      Interim Operations of Acquisition..................................................................   29
     4.9      Reorganization.....................................................................................   29

5.       Conduct Pending Closing.................................................................................   29

     5.1      Conduct of Business Pending Closing................................................................   29
     5.2      Prohibited Actions Pending Closing.................................................................   29
     5.3      Access; Documents; Supplemental Information........................................................   31
     5.4      No Solicitation....................................................................................   32
     5.5      Exemption from Registration; Other Actions.........................................................   33
     5.6      Company Stock Options; Warrant.....................................................................   34
     5.7      Company Stock Plan.................................................................................   36
     5.8      Employee Benefit Plans; Existing Agreement.........................................................   37
     5.9      Indemnification....................................................................................   37
     5.10     Stock Exchange Listing.............................................................................   37
     5.11     Affiliates.........................................................................................   38
     5.12     Notification of Certain Matters....................................................................   38
     5.13     Tax Returns; Cooperation...........................................................................   38
     5.14     Reorganization.....................................................................................   38
     5.15     Actions by the Parties.............................................................................   38
     5.16     CN Ltd.............................................................................................   39

6.       Conditions Precedent....................................................................................   39

     6.1      Conditions Precedent to Each Party's Obligation to Effect the Merger...............................   39
     6.2      Conditions Precedent to Obligations of Acquisition and Lucent......................................   40


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
     6.3      Conditions Precedent to the Company's Obligations..................................................   41
     6.4      Frustration of Closing Conditions..................................................................   42

7.       Survival of Representation and Warranties...............................................................   42

     7.1      Representations and Warranties.....................................................................   42

8.       Indemnification.........................................................................................   42

     8.1      Escrow Shares......................................................................................   43
     8.2      General Indemnification............................................................................   43
     8.3      Damages Threshold; Damages Cap.....................................................................   43
     8.4      Escrow Period; Release of Escrow Fund..............................................................   44
     8.5      Claims Upon Escrow Fund............................................................................   44
     8.6      Objections to Claims...............................................................................   44
     8.7      Third-Party Claims.................................................................................   45
     8.8      Company Stockholders' Representative...............................................................   45

9.       Brokers' and Finders' Fees..............................................................................   46

     9.1      Company............................................................................................   46
     9.2      Acquisition and Lucent.............................................................................   46

10.      Expenses; Taxes.........................................................................................   47


11.      Press Releases..........................................................................................   47


12.      Contents of Agreement; Parties in Interest; etc.........................................................   47


13.      Assignment and Binding Effect...........................................................................   47


14.      Termination.............................................................................................   47


15.      Definitions.............................................................................................   48


16.      Notices.................................................................................................   52


17.      Amendment...............................................................................................   53


18.      Governing Law...........................................................................................   53


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
19.      No Benefit to Others....................................................................................   53


20.      Severability............................................................................................   53


21.      Section Headings........................................................................................   53


22.      Schedules and Exhibits..................................................................................   53


23.      Extensions..............................................................................................   53


24.      Counterparts............................................................................................   54


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
                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of May 31, 2000 by and among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Lucent"), GOLDFISH ACQUISITION INC., a Delaware corporation ("Acquisition"), and CHROMATIS NETWORKS INC., a Delaware corporation (the "Company").

                                   BACKGROUND

         A. The Company is a Delaware corporation with its registered office located at 15 East North Street, Dover, Delaware and has authorized 100,000,000 shares of common stock, par value $.0001 per share ("Company Common Stock"), of which 319,000 shares have been designated non-voting Common A-1 Stock ("Common A-1 Stock") and 930,000 shares have been designated Common C-1 Stock ("Common C-1 Stock"), and 32,500,000 shares of preferred stock, $.0001 par value per share, of which 8,781,000 shares have been designated Series A Preferred Stock ("Series A Preferred Stock"), 319,000 shares have been designated Series A-1 Preferred Stock ("Series A-1 Preferred Stock"), 5,500,000 shares have been designated Series B Preferred Stock ("Series B Preferred Stock"), 9,970,000 shares have been designated Series C Preferred Stock ("Series C Preferred Stock"), 930,000 shares have been designated Series C-1 Preferred Stock ("Series C-1 Preferred Stock") and 7,000,000 shares have been designated Series D Preferred Stock ("Series D Preferred Stock"; the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock are collectively referred to herein as the "Company Preferred Stock" and the Company Common Stock and the Company Preferred Stock are collectively referred to herein as the "Company Capital Stock")

         B. The Company is engaged principally in the design, development, production, marketing, distribution and servicing of optical network products and beneficially owns all the issued ordinary shares of Chromatis Networks Ltd., a company organized under the laws of the State of Israel ("CN Ltd."). CN Ltd. has its principal office at 21 Yegia Kapaim, Petach Tiqua 49513, Israel and is engaged principally in the research and development of optical network products. The activities of the Company and CN Ltd. are collectively referred to herein as the "Business."

         C. Lucent is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware.

         D. Acquisition is a wholly-owned subsidiary of Lucent and was formed to merge with and into the Company so that as a result of the merger the Company will survive and become a wholly-owned subsidiary of Lucent. Acquisition is a Delaware corporation with its registered office located at 1013 Centre Road, Wilmington, Delaware, and has authorized an aggregate of 1,000 shares of common stock, no par value per share ("Acquisition Common Stock").

         E. The Board of Directors of each of Acquisition and the Company has determined that this Agreement and the merger of Acquisition with and into the Company (the "Merger") in accordance with the provisions of the Delaware General Corporation Law, as amended (the "DGCL"), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Acquisition and the Company and their respective stockholders.

         F. The Board of Directors of each of Lucent, Acquisition and the Company have approved this Agreement and the transactions contemplated hereby.

         G. The parties intend that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

         1.       The Merger

                  1.1      General.

                  (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Acquisition shall be merged with and into the Company, (ii) the separate corporate existence of Acquisition shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

                  (b) The Merger shall become effective at the time of filing of a certificate of merger, substantially in the form of Exhibit A attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger or such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and Acquisition shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the Closing. The closing of the Merger (the "Closing") shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York at 10:00 a.m. two business days after the date on which the last of the conditions set forth in Section 6 shall have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date").

                  (c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Acquisition shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  1.2 Certificate of Incorporation. The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of

Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law except that Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the Corporation is : Chromatis Networks Inc."

                  1.3 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

                  1.4 Directors and Officers. From and after the Effective Time,
(a) the directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and
(b) the officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

                  1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Lucent, Acquisition, the Company or the holders of any of the following securities:

                  (a) each issued and outstanding share of common stock of Acquisition shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation;

                  (b) each share of Company Capital Stock owned or held in treasury by the Company and each share of Company Capital Stock owned by Acquisition, Lucent or Lucent Venture Partners Inc. shall be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) subject to the provisions of Sections 1.6 and 1.8, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares canceled in accordance with Section 1.5(b) and (ii) Dissenting Shares) shall be converted into 2.12386 (such number as adjusted in accordance with Section 1.6 (the "Exchange Ratio")) of validly issued, fully paid and nonassessable shares of Lucent Common Stock including the corresponding percentage right (the "Right") to purchase shares of junior preferred stock, par value $1.00 per share, pursuant to the Rights Agreement dated as of April 4, 1996, as amended, between Lucent and The Bank of New York (as successor to First Chicago Trust Company of New York), as Rights Agent; provided, that in no event shall the aggregate number of shares of Lucent Common Stock (as adjusted in accordance with Section 1.6) issued in connection with the Merger exceed 82,177,298. All references in this Agreement to Lucent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the Rights. As of the Effective Time, each share of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of record of a certificate representing any shares of Company Capital Stock shall cease to have any rights with respect thereto other than (i) the right to receive shares of Lucent Common Stock to be issued in consideration therefor upon the surrender of such certificate, (ii) any dividends and other distributions in accordance with Section 1.9(c) and (iii) any cash, without interest, to be paid in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8.

                  1.6 Adjustment of the Exchange Ratios. In the event that, prior to the Effective Time, any stock split, combination, reclassification or stock dividend with respect to the Lucent Common Stock, any change or conversion of Lucent Common Stock into other securities or any other dividend or distribution with respect to the Lucent Common Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to each Exchange Ratio, and thereafter all references to an Exchange Ratio shall be deemed to be to such Exchange Ratio as so adjusted.

                  1.7 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held of record by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.5(c). Such stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the shares of Lucent Common Stock specified in
Section 1.5(c), without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that were formerly evidenced by such Dissenting Shares less the number of shares of Lucent Common Stock allocable to such stockholder that have been deposited in the Escrow Fund in respect of Company Capital Stock pursuant to Sections 1.9(b) and 8.1.

                  (b) The Company shall give Lucent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Lucent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Lucent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Lucent. In lieu of receiving any such fractional share, the stockholder shall receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Lucent Common Stock (as reported on the NYSE Composite Transactions Tape as such Tape is reported in the Wall Street Journal or another recognized business publication) on the date immediately preceding the date on which the Effective Time shall occur

(or, if the Lucent Common Stock did not trade on the NYSE on such prior date, the last day of trading in Lucent Common Stock on the NYSE prior to the Effective Time) by (ii) the fraction of a share to which such holder would otherwise be entitled. Lucent shall make available to the Exchange Agent the cash necessary for this purpose.

                  1.9 Exchange Procedures; Distributions with Respect to Unexchanged Shares; Stock Transfer Books. (a) As of the Effective Time, Lucent shall deposit with the Exchange Agent for the benefit of the holders of shares of Company Capital Stock, certificates representing shares of the Lucent Common Stock to be issued pursuant to Section 1.5(c) in exchange for the shares of Company Capital Stock less the number of shares of Lucent Common Stock to be deposited in the Escrow Fund pursuant to Section 8.1. Such shares of Lucent Common Stock, together with any dividends or distributions with respect thereto pursuant to Sections 1.8 and 1.9(c), are referred to herein as the "Exchange Fund".

                  (b) As soon as practicable after the Effective Time, Lucent shall use its reasonable best efforts to cause the Exchange Agent to send to each Person who was, at the Effective Time, a holder of record of certificates which represented outstanding Company Capital Stock (the "Certificates") which shares were converted into the right to receive Lucent Common Stock pursuant to
Section 1.5(c), a letter of transmittal which (i) shall specify that delivery shall be effected and risk of loss and title to such Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and (ii) shall contain instructions for use in effecting the surrender of the Certificates. Upon surrender to the Exchange Agent of Certificates for cancellation, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, such holder shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Lucent Common Stock into which the Company Capital Stock represented by the surrendered Certificate shall have been converted at the Effective Time less such holder's pro rata portion of the number of shares of Lucent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Section 8.1,
(B) cash in lieu of any fractional share of Lucent Common Stock in accordance with Section 1.8 and (C) certain dividends and distributions in accordance with
Section 1.9(c), and the Certificates so surrendered shall then be canceled. Subject to Section 1.8 and Section 1.9(c), until surrendered as contemplated by this Section 1.9(b), each Certificate from and after the Effective Time shall be deemed to represent only the right to receive, upon such surrender, the number of shares of Lucent Common Stock into which such Company Capital Stock shall have been converted. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 8, Lucent shall cause to be issued to the Escrow Agent certificates representing approximately 10% of the shares of Lucent Common Stock to be issued in exchange for the Company Capital Stock, which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates canceled pursuant to this Section
1.9. Such shares shall be beneficially owned by such holders, shall be held in escrow and shall be available to compensate Lucent as provided in Section 8. To the extent not used for such purpose, such shares shall be released, as provided in Section 8. As soon as practicable after the Effective Time, Lucent shall cause to be issued to the Supplemental Escrow Agent certificates representing approximately 10% of the shares of Lucent Common Stock to be issued in exchange for the Company Capital Stock of the Key Founders, which shall be registered in the name of the Supplemental Escrow Agent as nominee. Such shares shall be beneficially owned by the Key Founders, shall be held in escrow and shall be available to compensate Lucent as provided in the Supplemental Escrow Agreement. To the extent not used for such purpose, such shares shall be released as provided in the Supplemental Escrow Agreement.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to the Lucent Common Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates representing Lucent Common Stock and no cash payment in lieu of a fractional share of Lucent Common Stock shall be paid to any such holder pursuant to Section 1.8 until such holder shall have surrendered its Certificates pursuant to this Section 1.9. Subject to applicable law, following surrender of any such Certificate, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Lucent Common Stock represented by the certificate received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Lucent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

                  (d) If any certificate representing shares of Lucent Common Stock is to be issued or any cash is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Exchange Agent any transfer or other taxes required as a result of the issuance of such certificates of Lucent Common Stock and the distribution of such cash payment to such Person or (ii) shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Lucent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Lucent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any other applicable tax law. To the extent that amounts are so withheld by Lucent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Lucent or the Exchange Agent. All amounts in respect of taxes received or withheld by Lucent shall be disposed of by Lucent in accordance with the Code or such other applicable tax law.

                  (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other customary conditions as the Board of Directors of the Surviving Corporation may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Lucent Common Stock as determined under
Section 1.5(c) and pay any cash, dividends or other distributions as determined in accordance with Sections 1.8 and 1.9(c) in respect of such Certificate; provided, that Lucent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably require as indemnity against any claim that may be made against Lucent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (f) At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.

                  1.10 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Company Capital Stock for six months after the Effective Time shall be delivered to Lucent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificates shall thereafter look only to Lucent for payment of their claim for shares of Lucent Common Stock, any cash in lieu of fractional shares of Lucent Common Stock and any dividends or distributions with respect to such shares of Lucent Common Stock, and Lucent agrees to promptly pay any such claims. None of Lucent, Acquisition, the Exchange Agent or the Company shall be liable to any former holder of Company Capital Stock for any such shares of Lucent Common Stock held in the Exchange Fund (and any cash, dividends and distributions payable in respect thereof) which are delivered to a public official pursuant to an official request under any applicable abandoned property, escheat or similar law.

                  1.11 No Further Ownership Rights in Company Capital Stock. All certificates representing shares of Lucent Common Stock delivered upon the surrender for exchange of any Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.8 or Section 1.9) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Capital Stock previously represented by such Certificate.

                  1.12 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition, as applicable, and otherwise to carry out the purposes of this Agreement.

         2.       Approval by Stockholders

                  2.1 Approval by Stockholders. Each of Acquisition and the Company shall either (i) call a meeting of its respective stockholders to be held as promptly as practicable after the date hereof or (ii) solicit written consents of its respective stockholders in lieu thereof for purposes of voting upon this Agreement. Each of the Company and Acquisition will, through its respective boards of directors, recommend to their respective stockholders approval of this Agreement. The Company shall provide Lucent with a copy of all materials to be distributed to its stockholders describing the transactions contemplated hereby not later than one day prior to distribution. The Company, Acquisition and Lucent agree to execute and deliver such further documents and instruments and to do such other acts and things as may be required to complete all requisite corporate action in connection with the transactions contemplated by this Agreement. All materials distributed to the stockholders of the Company with respect to this Agreement, including any description of the transactions contemplated hereunder, the recommendation of the Board of Directors of the Company that such stockholders approve the Merger, the vote by such stockholders to approve this Agreement and the Merger and any description of appraisal rights available to such stockholders shall be in form and substance reasonably acceptable to Lucent and the Company and shall be in accordance with applicable law.

         3. Representations and Warranties of the Company. The Company represents and warrants to Acquisition and Lucent as follows:

                  3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted. CN Ltd. is a limited company duly organized, validly existing and is not subject to any cause for removal from the Companies' Registrar under the laws of the State of Israel and has all requisite power and authority and all necessary governmental approval to carry on its business as it has been and is now being conducted, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.1, each of the Company and CN Ltd. is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect.

                  3.2 Capitalization; Options and Other Rights. (a) The total authorized shares of capital stock of the Company consists of (i) (A) 100,000,000 shares of Company Common Stock, of which 10,646,770 shares are issued and outstanding (the "Outstanding Common Shares"), 32,500,000 shares have been reserved for the conversion (the "Reserved Common Shares") of the Company Preferred Stock and 100,000 shares have been reserved for issuance upon exercise of the Common Warrant (the "Common Warrant Shares" and collectively with the Outstanding Common Shares and the Reserved Common Shares, the "Common Shares"), and (B) 319,000 shares of Common A-1 Stock, of which no shares are issued and outstanding, and

(C) 930,000 shares of Common C-1 Stock, of which no shares are issued and outstanding; and (ii) 32,500,000 shares of Company Preferred Stock, of which (A) 8,781,000 shares have been designated as Series A Preferred Stock, all of which are issued and outstanding, (B) 319,000 shares have been designated as Series A-1 Preferred Stock, all of which are issued and outstanding, (C) 5,500,000 shares have been designated as Series B Preferred Stock, 4,216,668 of which are issued and outstanding, (D) 9,970,000 shares have been designated Series C Preferred Stock, 9,647,942 of which are issued and outstanding, (E) 930,000 shares have been designated Series C-1 Preferred Stock, 445,018 of which are issued and outstanding and (F) 7,000,000 shares have been designated Series D Preferred Stock, 1,118,123 of which are issued and outstanding (such issued and outstanding shares are collectively referred to as the "Outstanding Preferred Shares") and up to 1,000,000 shares have been reserved for issuance upon exercise of the Series D Warrant of which 613,916 shares would be required on the date hereof (the "Preferred Warrant Shares" and together with the Common Warrant Shares, the "Warrant Shares"; the Preferred Warrant Shares and the Outstanding Preferred Shares are collectively referred to herein as the "Preferred Shares"; and the Common Shares and the Preferred Shares are collectively referred to herein as the "Shares"). All the Outstanding Common Shares have been duly and validly authorized and issued and are fully paid and nonassessable and all the Reserved Common Shares and the Common Warrant Shares, when issued upon the conversion of the Company Preferred Stock and the exercise of the Common Warrant, as applicable, will be duly and validly authorized and issued and fully paid and nonassessable. All the Preferred Shares have been duly and validly authorized and issued and are fully paid and nonassessable. The Preferred Warrant Shares, when issued upon exercise of the Preferred Warrant, will be duly and validly authorized and issued and fully paid and nonassessable. None of the Shares has been issued and none of such Company Capital Stock will be issued in violation of the preemptive rights of any stockholder of the Company. The Outstanding Common Shares and Outstanding Preferred Shares have been issued, and the shares of Company Common Stock to be issued upon the conversion of the Company Preferred Stock or the exercise of the Common Warrant, and the shares of Company Preferred Stock to be issued upon the exercise of the Preferred Warrant, will be issued, in compliance in all material respects with all applicable Federal, state and Israeli securities laws and regulations.

                  (b) Except as set forth in Section 3.2(a) and in Schedule 3.2(b), there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or granting to the Company any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Company, whether or not presently issued or outstanding, nor are there any outstanding securities of the Company or any other entity which are convertible into or exchangeable for other securities of the Company, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or any other Person any securities so convertible or exchangeable, nor, to the Best Knowledge of the Company, are there any proxies, agreements or understandings with respect to the voting of the Shares or the direction of the business operations or conduct of the Company, except as contemplated by this Agreement.

                  (c) Schedule 3.2(c) sets forth a true and complete list of all holders of Company Capital Stock (including the amount and type of security held by such holder).

                  3.3 Authority; Stockholder Vote. (a) The Company has full power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by all necessary corporate or other action and, except for (i) the approval of this Agreement by the stockholders of the Company and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Company or the Memorandum of Association of CN Ltd., (ii) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency applicable to the Company or CN Ltd., except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which the Company is a party or by which any of its properties may be bound, except (A) as set forth in Schedule 3.3(b) and (B) for violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations, (iii) the Israeli Regulatory Approvals and (iv) any such consent, approval, authorization, permission, notice or filing which if not obtained or made could not reasonably be expected to have a Material Adverse Effect.

                  (d) The Board of Directors of the Company (i) has approved this Agreement and the transactions contemplated hereby, (ii) has determined that the terms of the Merger are in the best interests of the stockholders of the Company, and (iii) has resolved to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated hereby to the stockholders of the Company.

                  (e) Pursuant to the provisions of the DGCL, the Certificate of Incorporation of the Company, the By-laws of the Company and any other applicable law, the only approval of holders of Company Capital Stock required to approve the Merger and to approve and adopt this Agreement and the transactions contemplated hereby is the approval of (i) a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis and not as separate series and (ii) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class on an as-converted basis and not as separate series (the "Requisite Stockholder Approval"), and prior to Closing this Agreement and the transactions contemplated hereby shall have been so approved.

                  3.4 Charter Documents. The Company has previously furnished to Lucent a true, complete and correct copy of the Certificate of Incorporation and the By-laws of the Company and the Memorandum of Association of CN Ltd. The Certificate of Incorporation and By-laws of the Company and the Memorandum of Association of CN Ltd. are each in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws. CN Ltd. is not in violation of any provision of its Memorandum of Association.

                  3.5 Financial Statements. (a) The Company has previously furnished to Lucent true and complete copies of the following financial statements of the Company and CN Ltd. (the "Financial Statements"):

                  (i) the audited consolidated balance sheet of the Company as of December 31, 1999 (the "Balance Sheet"), together with a report by PricewaterhouseCoopers LLP; and

                  (ii) the audited consolidated statements of operations, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1999, together with a report by PricewaterhouseCoopers LLP; and

                  (iii) the unaudited consolidated balance sheet of the Company as of April 30, 2000 (the "Unaudited Balance Sheet"); and

                  (iv) the unaudited consolidated statements of operations, stockholders' equity and cash flows of the Company for the four-month period ended April 30, 2000.

                  (b) The Financial Statements were prepared in accordance with GAAP (except, in the case of the unaudited consolidated financial statements, for normal and recurring year-end adjustments and the omission of footnotes). The Financial Statements were prepared on the basis of the books and records of the Company and CN Ltd. (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of the Company's operations and changes in stockholders' equity and cash flows for each of the periods then ended in conformity with GAAP.

                  3.6 Absence of Undisclosed Liabilities; Indebtedness. (a) Except as disclosed on Schedule 3.6(a) or as set forth in the notes to the Financial Statements, neither the Company nor CN Ltd. has any liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is materially in excess of amounts shown or reserved therefor in the Financial Statements other than (a) liabilities or obligations not required under GAAP on a basis consistent with that of preceding accounting periods to be reported on such Financial Statements and (b) liabilities or obligations incurred after the date of the Unaudited Balance Sheet incurred in the ordinary course of business and consistent with past practice.

                  (b) Except as disclosed on Schedule 3.6(b), neither the Company nor CN Ltd. has any Indebtedness which has not been incurred in the ordinary course of business and consistent with past practice. 3.7 Operations and Obligations. (a) Except as set forth in Schedule 3.7(a) or reported on the Unaudited Balance Sheet, since December 31, 1999, as to the Company or CN Ltd.:

                  (i) there has been no event or condition that has had or reasonably could be expected to have a Material Adverse Effect (other than as a result of business and economic conditions generally affecting the optical networking industry); and

                  (ii) there has been no impairment, damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking which could reasonably be expected to have a Material Adverse Effect.

                  (b) Except (i) as set forth in Schedule 3.7(b) and (ii) for actions required to be taken hereunder or approved in advance thereof by Lucent in writing, since December 31, 1999, each of the Company and CN Ltd. has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1999, except as set forth in such Schedule, neither the Company nor CN Ltd. has:

                  (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

                  (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt securities, or borrowed or agreed to borrow any funds (other than intercompany debt) or entered into any lease the obligations of which, in accordance with generally accepted accounting principles, would be capitalized;

                  (iii) paid any obligation or liability (absolute or contingent) other than liabilities reflected or reserved against in the Balance Sheet and liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practice;

                  (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to its stockholders or purchased or redeemed, or agreed to purchase or redeem, any Company Capital Stock;

                  (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any agreement to which the Company or CN Ltd. is a party and is or should be set forth in Schedule 3.10;

                  (vi) undertaken or committed to undertake capital expenditures exceeding $125,000 for any single project or related series of projects;

                  (vii) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any Lien on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or CN Ltd. after December 31, 1999, except for inventory and personal property sold or otherwise disposed of for fair value in the ordinary course of its business consistent with past practice and except for Permitted Liens;

                  (viii) canceled any debts owed to or claims held by the Company or CN Ltd. (including the settlement of any claims or litigation) other than intercompany debt;

                  (ix) accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

                  (x) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice;

                  (xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business;

                  (xii) allowed the levels of supplies or other materials included in the inventory of the Company or CN Ltd. to vary materially from the levels customarily maintained in accordance with past practice;

                  (xiii) except for increases in the ordinary course of business consistent with past practice, instituted any increase in any compensation payable to any employee of the Company or CN Ltd., amended any Benefit Plan or modified any other benefits made available to any such employees;

                  (xiv) made any change in the accounting principles or made any material change in accounting practices used by the Company and CN Ltd., in each case, from those applied in the preparation of the Financial Statements; or

                  (xv) taken any of the actions which, under Section 5.2, it is prohibited from taking between the date hereof and the Closing Date.

                  (c) Except as set forth in Schedule 3.7(c), there are no accrued and unpaid dividends or distributions with respect to the Company Capital Stock.

                  3.8 Properties. (a) Each of the Company and CN Ltd. has good and valid title to all its properties and assets reflected on the Balance Sheet or acquired after the date thereof except for (i) properties and assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, (ii) leasehold interests, in which event the Company or CN Ltd. has a valid leasehold interest and (iii) properties and assets which individually or in the aggregate are not material to the operations of the business of the Company or CN Ltd.

                  (b) Neither the Company nor CN Ltd. owns any real property.

                  3.9 Inventory. The inventories (and reserves established with respect thereto) of the Company and CN Ltd. as of May 15, 2000 are as described on Schedule 3.9. All such inventories (net of any reserves) are properly included in the Financial Statements in accordance with GAAP and, to the Best Knowledge of the Company, are of such quality as to be useable and saleable in the ordinary course of business (subject in the case of work-in-process inventory to completion in the ordinary course of business) and are reflected in the books and records of the Company or CN Ltd. at the lower of average cost or market value. Such inventories are located at the locations set forth in
Schedule 3.9.

                  3.10 Contracts. Schedule 3.10 lists any of the following not otherwise listed on any other Schedule:

                  (a) each written contract or commitment which creates an obligation on the part of the Company or CN Ltd. in excess of $100,000;

                  (b) each written debt instrument, including, without limitation, any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or CN Ltd. is a lender, borrower or guarantor, in a principal amount in excess of $150,000;

                  (c) each written contract or commitment restricting the Company or CN Ltd. from engaging in any line of business;

                  (d) each written contract to which the Company or CN Ltd. is a party which contains a provision relating to a change in control of the Company or CN Ltd.;

                  (e) each written contract or commitment in excess of $50,000 to which the Company or CN Ltd. is a party for any charitable contribution;

                  (f) each written joint venture or partnership agreement to which the Company or CN Ltd. is a party;

                  (g) each written distributorship, sales agency, sales representative, reseller or marketing, value added reseller, original equipment manufacturing, technology transfer, source code license or other license or other agreement containing the right to sublicense software and/or technology, in each case, to which the Company or CN Ltd. is a party;

                  (h) each written agreement in excess of $50,000 to which the Company or CN Ltd. is a party with respect to any assignment, discounting or reduction of any receivables of the Company or CN Ltd.;

                  (i) each agreement, option or commitment or right with, or held by, any third party to acquire any assets or properties, of the Company or CN Ltd., having a value in excess of $125,000, except for contracts for the sale of inventory, machinery or equipment in the ordinary course of business;

                  (j) each written employment or consulting contract entered into by the Company or CN Ltd. which is currently in effect; and

                  (k) each supply agreement to which the Company or CN Ltd. is a party that the Company or CN Ltd. could not readily replace without a material impact on the Company or CN Ltd.

                  Except as set forth in Schedule 3.10, (i) there are no oral contracts or commitments of the types described in this Section 3.10 which create an obligation on the part of the Company which are individually in excess of $75,000 or in the aggregate in excess of $125,000, (ii) there are no contracts or commitments between the Company or CN Ltd. and any Affiliate, (iii) there are no contracts, commitments or arrangements between the Company or CN Ltd. and any employee which require the payment of any compensation upon the occurrence of any specified contingency, (iv) there are no contracts or arrangements to which the Company or CN Ltd. is a party, except this Agreement, which require notice to, the consent of, or other than with respect to services provided in connection with the Merger, any payment of any compensation (whether as a penalty, liquidated damages or otherwise) to any party with respect to the Merger or any of the transactions contemplated hereby or in the event of the termination of such contract or arrangement on or following the Effective Time, and (v) there are no contracts to which the Company or CN Ltd. is a party which would create rights to any Person against Lucent or any of its Affiliates (other than rights against the Company or CN Ltd. and as in effect on the Closing
Date).

                  3.11 Absence of Default. Except as set forth in Schedule 3.11,
(a) each of the agreements listed on Schedules 3.10, 3.14, 3.15 and 3.23 that creates obligations of any Person in excess of $75,000 is, and, after giving effect to the Merger, will be, valid and binding and in full force and effect, in each case, without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any other Person; (b) each of the Company and CN Ltd. has fulfilled and performed in all material respects its obligations under each such agreement to which it is a party to the extent such obligations are required by the terms thereof to have been fulfilled or performed through the date hereof; (c) neither the Company nor CN Ltd. is alleged in writing to be, and no other party to any such agreement is, to the Best Knowledge of the Company, in default under, nor is there alleged in writing to be any basis for termination of, any such agreement; (d) no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or CN Ltd. or, to the Best Knowledge of the Company, by any such other party, and

(e) neither the Company nor CN Ltd. is currently renegotiating any such agreement or paying liquidated damages in lieu of performance thereunder. Except as set forth in Schedule 3.28, complete and correct copies of all such agreements (including all amendments) have been delivered to Lucent.

                  3.12 Litigation. Except as set forth in Schedule 3.12, (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations pending or, to the Best Knowledge of the Company, threatened against the Company or CN Ltd. and (ii) neither the assets or properties of the Company or CN Ltd. nor the Business is subject to any judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal. Except as set forth in Schedule 3.12, neither the Company nor CN Ltd. is the plaintiff in any such proceeding and neither the Company nor CN Ltd. is contemplating commencing legal action against any other Person. None of the litigation listed on Schedule 3.12 could reasonably be expected to have a Material Adverse Effect.

                  3.13 Compliance with Law. Except as set forth in Schedule
3.13:

                  (a) each of the Company and CN Ltd. has complied in all material respects with, and is not in violation of, in any material respect, any law, ordinance or governmental rule or regulation (collectively, "Laws") to which it or its business is subject; and

                  (b) each of the Company and CN Ltd. has obtained all licenses, permits, certificates or other governmental authorizations (collectively "Authorizations") necessary for the ownership or use of its assets and properties or the conduct of its business other than Authorizations (i) which are ministerial in nature and which the Company has no reason to believe would not be issued in due course and (ii) which, the failure of the Company or CN Ltd. to possess, would not subject the Company or CN Ltd., as applicable, to penalties fines not to exceed the Dollar Equivalent $50,000 in the aggregate ("Immaterial Authorizations"); and

                  (c) neither the Company nor CN Ltd. has received written notice of violation of, or to the Best Knowledge of the Company, has not materially violated any Laws to which it or its business is subject or any Authorization necessary for the ownership or use of its assets and properties or the conduct of its business (other than Immaterial Authorizations).

                  3.14 Intellectual Property; Year 2000. (a) Each of the Company and CN Ltd. owns, or is validly licensed or otherwise has the right to use, all trademarks, trade secrets, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights (the "Intellectual Property Rights") which are material to the conduct of the Business. Schedule 3.14(a) contains a list of (i) patents and patent applications ("Patents"), (ii) trademark registrations and applications and (iii) copyright registrations and applications owned by the Company and CN Ltd.

                  (b) To the Best Knowledge of the Company, neither the Company nor CN Ltd. has infringed upon (without license to infringe), misappropriated or violated any Patent or Intellectual Property Rights of any other Person. Except as disclosed on Schedule 3.14(b), to the Best Knowledge of the Company, neither the Company nor CN Ltd. has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or violation (including any claim that the Company or CN Ltd. must license or refrain from using any Patents or Intellectual Property Rights of any other Person) which has not been settled or otherwise fully resolved. Except as disclosed on Schedule 3.14(b), to the Best Knowledge of the Company, no other Person has infringed upon, misappropriated or violated any Patents or Intellectual Property Rights owned by the Company or CN Ltd. or as to which the Company or CN Ltd. has an exclusive license.

                  (c) Except as disclosed on Schedule 3.14(c), each employee, agent, consultant, officer, director or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material which is material to the conduct of the Business by the Company and CN Ltd. on behalf of the Company or CN Ltd. or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or CN Ltd. is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or CN Ltd. or such predecessor in interest, as applicable, all right, title and interest in such material, a copy of which assignment or agreement to assign has been made available to Lucent.

                  (d) The Company has taken commercially reasonable steps to ensure that CN Ltd.'s and CN Ltd.'s products (including current products and technology and products and technology currently under development) are capable upon installation of (i) operating in the same manner on dates in both the Twentieth and Twenty-First centuries and (ii) processing, providing and receiving date data from, into and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000 in the same manner, and (iii) recognizing year 2000 as a leap year, provided that all non-Company non-Subsidiary products (e.g., hardware, software or firmware) used in or in combination with the Company's products or CN Ltd.'s products properly exchange data with the Company's or CN Ltd.'s products in the same manner on dates in both the Twentieth and Twenty-First centuries. In addition, each of the Company and CN Ltd. has taken all commercially reasonable steps to assure that the year 2000 date change will not adversely affect its operations or the systems and facilities that support the operations of the Company and CN Ltd.'s, except as could not reasonably be expected to have a Material Adverse Effect. Finally, in conjunction with the year 2000 date transitions, neither the Company nor CN Ltd. has experienced any material date-related failures of its systems and has no knowledge of any date-related issued experience by its customers with respect to the Company's products or CN Ltd.'s products.

                  (e) Except as set forth in Schedule 3.14(e), (i) neither the Company nor CN Ltd. has sold, assigned, transferred, licensed or sublicensed, or entered into any contract to sell, assign, transfer or sublicense its Patents or Intellectual Property Rights owned by, or exclusively licensed to, the Company or CN Ltd. other than, in connection with the Company's or CN Ltd.'s assets, in the ordinary course of business, permitting its customers to use any Patents or Intellectual Property Rights embedded in its products and (ii) neither the Company nor CN Ltd. has entered into any contract (oral or written) or other arrangement pursuant to which the Company or CN Ltd. has agreed or is obligated to license, transfer or place in escrow the source code for any of its products (prior or current) or restrict the use of any of its Patents or Intellectual Property Rights.

                  (f) To the Best Knowledge of the Company, no Company Stockholder or employee of the Company or CN Ltd. has any interest in any Intellectual Property Rights or Patents (other than as a stockholder of the Company) that is material to the business or operations of the Company or CN Ltd. as currently conducted.

                  3.15 Tax Matters. (a) Except as set forth in Schedule 3.15,
(i) each of the Company and CN Ltd. has filed all Tax Returns required to be filed; (ii) (A) all such Tax Returns are complete and accurate in all material respects, except to the extent that a reserve for Taxes has been established on the unaudited balance sheet, and (B) all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company or CN Ltd. have been timely paid or the Company has established or caused to be established adequate reserves therefor on its financial statements on at least a quarterly basis; (iv) neither the Company nor CN Ltd. has waived or been requested to waive any statute of limitations in respect of Taxes, which waiver or request is still in effect; (v) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service; (vi) to the Best Knowledge of the Company, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or CN Ltd.; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or have been reserved against and entered into the books and records of the Company; (viii) Tax indemnity arrangements, if any, will terminate prior to Closing and the Surviving Corporation will not have any liability thereunder on or after Closing; (ix) there are no liens for Taxes upon the assets of the Company or CN Ltd. except liens relating to current Taxes not yet due and payable; (x) all Taxes which the Company or CN Ltd. is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or CN Ltd. in accordance with GAAP; and (xi) neither the Company nor CN Ltd. is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes.

                  (b) No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company.

                  (c) Neither the Company nor CN Ltd. (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code other than by reason of the transactions contemplated by this Agreement, (ii) has any knowledge that the Internal Revenue Service ("IRS") has proposed any such adjustment or change in accounting method with respect to the Company or (iii) has any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

                  (d) Except as set forth in Schedule 3.15 and except for the Company's ownership of CN Ltd., neither the Company nor CN Ltd. owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

                  (e) Neither the Company nor CN Ltd. is a party (other than as an investor) to any industrial development bond.

                  (f) The Company has never been and is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (g) Neither the Company nor CN Ltd. has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  3.16 Employee Benefit Plans. (a) Except as set forth on
Schedule 3.16(a), all amounts which CN Ltd. is required by law or by agreement with its employees to deduct from such employees' salaries and/or transfer to such employees' pension, life insurance, incapacity insurance, continuing education fund or other plans have been duly paid into the appropriate fund or funds, and CN Ltd. has no outstanding obligation to make any such transfer or provision.

                  (b) With respect to the Company:

                  (i) The Company does not have any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA). Schedule 3.16(b)(i) contains a list and brief description of all Benefit Plans maintained, or contributed to, by the Company or any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or any former employees, officers or directors of the Company. The Company has made available to Lucent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iii) each trust agreement and group annuity contract relating to any Benefit Plan and (iv) all correspondence with the IRS, the United States Department of Labor or other governmental entity relating to any outstanding controversy or audit. Except as could not reasonably be expected to have a Material Adverse Effect, each Benefit Plan has been administered in accordance with its terms.

                  (ii) The Company has not maintained, contributed to or been obligated to contribute to any plan that is subject to Title IV of ERISA.

                  (iii) Except as set forth in Schedule 3.16(b)(iii), since the date of the most recent audited consolidated financial statements, there has not been any adoption or amendment by the Company of any Benefit Plan, or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan, or any change in the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined.

                  (iv) Schedule 3.16(b)(iv) lists all outstanding Company Stock Options, showing for each such Option: (i) the name of the optionee, (ii) the number of shares issuable, (iii) the number of vested shares as of the date hereof and (v) the exercise price. As set forth in such

Schedule, the per share exercise price of each option granted under the Company Stock Plan is not less than the fair market value of a share of Company Common Stock on the date of grant of the applicable Company Stock Option, as determined in good faith by the Board of Directors of the Company. Except as set forth on
Schedule 3.16(b)(iv), none of the outstanding Company Stock Options is subject to acceleration or cancellation as a result of the Merger.

                  (v) Except as set forth in Schedule 3.16(b)(v) or as provided by this Agreement, no employee of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (vi) Except as set forth in Schedule 3.16(b)(vi), the Company has not issued any Company Common Stock under any restricted stock purchase arrangement and the Company is not a party to any restricted stock purchase arrangement. After giving effect to the Merger, the Company shall be subject to the restricted stock purchase arrangements set forth in Schedule 3.16(b)(vi), which Schedule also lists (i) the number of shares of restricted stock issuable and (ii) the vesting schedule for the shares of restricted stock.

                  (c) Schedule 3.16(c) lists all shares of Company Capital Stock issued pursuant to any restricted stock purchase agreement or stock option agreement (including, without limitation, any such agreement amended in accordance with the provisions of this Agreement and any stock option agreement issued under the Company Stock Plan, the "Restricted Stock Agreements"), including (i) the date such shares were sold, (ii) the purchase price per share (which is also the price at which the Company may repurchase such shares), (iii) the number of shares issued, (iv) the number of such shares which, as of the date hereof, are no longer subject to repurchase rights in favor of the Company and (v) the number of such shares which, as of the date hereof, remain subject to repurchase rights in favor of the Company and the schedule for which such rights expire. All Restricted Stock Agreements are for the purchase of Company Common Stock. Except as indicated on Schedule 3.16(c) hereto, the transactions contemplated by this Agreement, including without limitation the Merger, shall not cause any acceleration, vesting or other similar consequences to the rights of the parties under any provision of any Restricted Stock Agreement or under the Company Stock Plan; and following the Merger, the repurchase rights in favor of the Company (to the extent otherwise applicable at that time) shall remain in full force and effect on the Substitute Restricted Stock.

                  3.17 Executive Employees. (a) Schedule 3.17 lists the names, titles and current annual salary rates of and bonuses paid or payable to all present officers and employees of the Company or CN Ltd. whose 1999 annual base salary exceeded $75,000 ("Executive Employees").

                  (b) Except as set forth in Schedules 3.16 or 3.17, neither the Company nor CN Ltd. has any employment agreement with, or maintains any employee benefit plan (within the meaning of Section 3(3) of ERISA) with respect to, any of its Executive Employees. There are no agreements with respect to Executive Employees which would obligate the Company or CN Ltd. to make any payment or provide any benefit the deduction of which is limited by Section 280G of the Code or that could be subject to tax under Section 4999 of the Code.

                  3.18 Employees. Schedule 3.18 contains true, full and accurate particulars of the names and salaries of all the employees and officers of the Company and CN Ltd. The salary figures set forth in Schedule 3.18 include all remuneration payable, vacation pay balances, balances in provident or pension funds, "13th month" and "14th month" salary commitments or customs, manager's insurance and any profit sharing commission, incentive or discretionary bonus arrangements to which the Company or CN Ltd. is a party. All officers and employees of CN Ltd. have personal employment agreements, copies of which have been delivered to Lucent. Except as set forth in Schedule 3.18:

                  (i) each of the Company and CN Ltd. has complied with all applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, recuperation ("havraa") pay and illness pay, other than instances of non-compliance which, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, and neither the Company nor CN Ltd. is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations;

                  (ii) the Company believes that the Company's and CN Ltd.'s relations with its employees is satisfactory;

                  (iii) there are no controversies pending or, to the Best Knowledge of the Company, threatened between the Company or CN Ltd. and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect;

                  (iv) neither the Company or CN Ltd. is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or CN Ltd. nor, to the Best Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;

                  (v) CN Ltd. is not subject to, nor do any of its employees benefit from, any payment or undertaking with respect to the terms of their employment (including, without limitation, amounts payable in respect of severance pay);

                  (vi) there are no unfair labor practice complaints pending against the Company or CN Ltd. before the National Labor Relations Board or any other governmental authority with jurisdiction over labor practices, or any current union representation questions involving employees of the Company or CN Ltd.;

                  (vii) there is no strike, slowdown, work stoppage or lockout existing, or, to the Best Knowledge of the Company, threatened, by or with respect to any employees of the Company or CN Ltd.;

                  (viii) no charges are pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Company or CN Ltd.;

                  (ix) there are no claims pending against the Company or CN Ltd. before any workers' compensation board;

                  (x) neither the Company nor CN Ltd. has received written notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Company or CN Ltd. and, to the Best Knowledge of the Company, no such investigation is in progress;

                  (xi) there are no agreements between the Company or CN Ltd. and any of their respective directors, officers, executives or employees which cannot be terminated by the Company or CN Ltd. upon two weeks notice or less without giving rise to a claim for damages or compensation (except for statutory severance pay); and

                  (xii) other than any rights contemplated under Section 5.6 of this Agreement, the severance pay due to employees of the Company and of CN Ltd. is either funded or provided for on the Balance Sheet. Except as set forth in
Schedule 3.18, the Company is not aware of any circumstance whereby any employee might reasonably demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled and, except rights contemplated under Section
5.6 of this Agreement, the Company is not aware of any claim to be made by any employee for payment of compensation arising from the Merger by Lucent.

                  3.19 Environmental Laws. Neither the Company nor CN Ltd. has received any notice or claim (and is not aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other Person, and, to the Best Knowledge of the Company, neither the Company nor CN Ltd. is the subject of any investigation by any governmental or regulatory authority, domestic or foreign, relating to any material or potentially material liability or remedial action under any Environmental Laws. There are no pending or, to the Best Knowledge of the Company, threatened, actions, suits or proceedings against the Company, CN Ltd. or any of the properties, assets or operations of the Company or CN Ltd. asserting any such material liability or seeking any material remedial action in connection with any Environmental Laws.

                  3.20 Bank Accounts, Letters of Credit and Powers of Attorney.
Schedule 3.20 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and CN Ltd. (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or CN Ltd. (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the material terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or CN Ltd. The Company has heretofore delivered to Lucent true, correct and complete copies of each letter of credit and each power of attorney described on Schedule 3.20.

                  3.21 Subsidiaries. (a) The total authorized shares of capital stock of CN Ltd. consists of (i) 34,000 ordinary shares, 1 NIS par value, of which 500 shares are issued and outstanding (the "CN Ltd. Shares"). All the CN Ltd. Shares are beneficially owned by the Company. All the CN Ltd. Shares have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth on Schedule 3.21, none of the CN Ltd. Shares has been issued in violation of the preemptive rights of any stockholder of CN Ltd. The CN Ltd. Shares were issued in compliance in all material respects with all applicable laws and regulations. The Company owns its CN Ltd. Shares free and clear of any Liens. CN Ltd. is the Company's only Subsidiary and other than CN Ltd. the Company does not (i) own, directly or indirectly, any outstanding voting securities or equity securities or (ii) serve as a general partner to any other Person.

                  (b) Except as set forth in Schedule 3.21, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from CN Ltd. or granting to CN Ltd. any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of CN Ltd., whether or not presently issued or outstanding, nor are there any outstanding securities of CN Ltd. or any other entity which are convertible into or exchangeable for other securities of CN Ltd., nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from CN Ltd. or any other Person any securities so convertible or exchangeable, nor are there any proxies, agreements or understandings with respect to the voting of the CN Ltd. Shares or the direction of the business operations or conduct of CN Ltd.

                  3.22 Affiliate Transactions. Except for the individuals listed on Schedule 3.22, (i) no officer or director of the Company or CN Ltd. has any significant interest in any Person that is engaged in a business which is in competition with the Business and (ii) no officer or director of the Company or CN Ltd. is a supplier to, or a customer of, the Company or CN Ltd., or is a party to any contract listed on Schedules 3.10, 3.14 or 3.24.

                  3.23 Insurance. Schedule 3.23 sets forth a list of all policies of insurance maintained, owned or held by the Company or CN Ltd. as of the date hereof. The Company shall use all commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. Each of the Company and CN Ltd. has complied in all material respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner, other than instances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on
Schedule 3.23, to the Best Knowledge of the Company, the full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of the Company or CN Ltd. thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

                  3.24 Leases. Schedule 3.24 lists all outstanding leases, both capital and operating, or licenses, pursuant to which the Company or CN Ltd. has
(i) obtained the right to use or occupy any real or personal property where the value of such personal property exceeds $25,000 in the case of any single lease or $75,000 in the aggregate, or (ii) granted to any other Person the right to use any property described on Schedule 3.24.

                  3.25 Assets. (a) Schedule 3.25 lists each material item of machinery, equipment, furniture, vehicles or other personal property owned by the Company or CN Ltd. having an original cost of $50,000 or more.

                  (b) Except as set forth in Schedule 3.25, the assets and properties owned or leased by the Company and CN Ltd. constitute all the material assets and properties used by the Company and CN Ltd. in the operation of its business (including all books, records, computers and computer programs and data processing systems but excluding Intellectual Property Rights and Patents) and are in good and serviceable condition (subject, in each case, to normal wear and tear and obsolescence and except for assets the book value of which does not exceed $50,000 in the aggregate; provided that the foregoing wear, tear and obsolescence shall not materially disrupt the business of the Company and CN Ltd. as presently being conducted) and are suitable for the uses for which intended.

                  3.26 Government Grant Programs. Schedule 3.26 provides a complete list of all pending and outstanding grants, tax benefits, incentives and subsidies (collectively, "Grants") from the government of the State of Israel or any agency thereof, or from any other governmental or administrative agency, to the Company or CN Ltd. relating to the Business, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the Office of the Chief Scientist ("OCS"). The Company has made available to Lucent, prior to the date hereof, correct copies of all applications for Grants submitted by the Company or CN Ltd. and all letters of approval, and supplements thereto, granted to the Company. Schedule 3.26 provides all material undertakings of the Company given in connection with the Grants. Without limiting the generality of the above, Schedule 3.26 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or CN Ltd. with respect to royalties, or the outstanding amounts to be paid by the OCS to the Company or CN Ltd. and the composition of such obligations or amount by the product or product family to which it relates. Each of the Company and CN Ltd. is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Schedule 3.26, have duly fulfilled, in all material respects, all the undertakings relating thereto. The Company is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

                  3.27 Minute Books. The minute books of the Company and CN Ltd. made available to Lucent contain, in all material respects, a complete and accurate summary of all meetings of directors and stockholders or actions by written resolutions since the time of organization of the Company and CN Ltd., respectively, through the date of this Agreement, and reflect all transactions referred to in such minutes and resolutions accurately, except for omissions which are not material.

                  3.28 Complete Copies of Materials. Except as set forth in
Schedule 3.28, the Company has delivered or made available true and complete copies of each document that has been requested by Lucent or its counsel in connection with their legal and accounting review of the Company and CN Ltd.

                  3.29 Disclosure. None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Section 3, and none of the other information or documents furnished or to be furnished to Lucent or Acquisition by the Company pursuant to any provision of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact herein or therein necessary in order to make the statements contained herein or therein not misleading in any material respect.

                  3.30 Reorganization. Neither the Company nor CN Ltd. has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  3.31 Export Control Laws. Each of the Company and CN Ltd. has conducted its export transactions in accordance with applicable provisions of United States and Israel export control laws and regulations, except for such violations which would not have a Material Adverse Effect. Without limiting the foregoing:

                  (i) each of the Company and CN Ltd. has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States and the State of Israel, as applicable, except where the failure to obtain such export licenses and other approvals would not subject the Company to penalties other than fines not to exceed the Dollar Equivalent $100,000 in the aggregate;

                  (ii) each of the Company and CN Ltd. is in compliance in all material respects with the terms of all applicable export licenses or other approvals;

                  (iii) there are no pending or, to the Best Knowledge of the Company, threatened claims against the Company or CN Ltd. with respect to such export licenses or other approvals;

                  (iv) there are no actions, conditions or circumstances pertaining to the Company's or CN Ltd.'s export transactions that could reasonably be expected to give rise to any future claims; and

                  (v) no consents or approvals for the transfer of export licenses to Lucent are required, or such consents and approvals can be obtained expeditiously without material cost.

         4. Representations and Warranties of Acquisition and Lucent. Each of Acquisition and Lucent represents and warrants to the Company as follows:

                  4.1 Organization. Each of Lucent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate and authority and all necessary governmental approvals to enter into this Agreement and the transactions contemplated hereby to be performed by it.

                  4.2 Capital Structure. The authorized capital stock of Lucent consists of (i) 10,000,000,000 shares of common stock, par value $.01 per share ("Lucent Common Stock") and (ii) 250,000,000 shares of preferred stock, par value $1.00 per share ("Lucent Authorized Preferred Stock"), of which 7,500,000 shares have been designated Series A Junior Participating Preferred Stock ("Lucent Junior Preferred Stock"). As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Lucent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Lucent may vote are issued or outstanding. All outstanding shares of capital stock of Lucent are, and all shares which may be issued in connection with the transactions contemplated hereby will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of outstanding Lucent Common Stock were issued in compliance in all material respects with all Laws. The shares of Lucent Common Stock to be issued pursuant to the Merger will be duly and validly authorized and issued, will be fully paid and non-assessable and will be issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.

                  4.3 Authority.

                  (a) Each of Lucent and Acquisition has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereunder. The Board of Directors of Acquisition has declared the Merger advisable and approved this Agreement and resolved to recommend the approval of the Merger and adoption of this Agreement and the consummation of the transactions contemplated hereby to the sole stockholder of Acquisition. The execution, delivery and performance of this Agreement by each of Lucent and Acquisition has been duly authorized and approved (i) in the case of Acquisition, by its Board of Directors and sole stockholder and (ii) in the case of Lucent, by all necessary corporate action and, except for (A) the adoption of this Agreement by the stockholders of Acquisition and (B) the filing of appropriate merger documents as required by the DGCL, no other corporate proceedings other than actions previously taken on the part of either Lucent or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each of Lucent and Acquisition and is the legal, valid and binding obligation of each of Lucent and Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The filing of the Registration Statement has been duly authorized by Lucent.

                  (b) The execution, delivery and performance by each of Lucent and Acquisition of this Agreement and the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the certificate of incorporation or by-laws of either Lucent or Acquisition, (ii) violate any law, rule, regulation, order, writ, injunction, judgement or decree of any court, governmental authority, or regulatory agency, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent and Acquisition taken as a whole, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation, oral or written, to which Lucent or Acquisition is a party or by which any of the properties of Lucent or Acquisition may be bound, except for violations, breaches or defaults which, individually or in the aggregate, will not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  (c) The execution and delivery of this Agreement by each of Lucent and Acquisition does not, and the performance by each of Lucent and Acquisition of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any other Person except for (i) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) the filing of a premerger notification and report form by the Company under the HSR Act; (iii) any such consent, approval, authorization, permission, notice or filing which is required under the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the "Exchange Act") and applicable state securities laws; and (iv) any such consent, approval, authorization, permission, notice or filing which if not obtained or made would not have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  4.4 Litigation. Neither Lucent nor Acquisition is a party to
(i) any action, suit, arbitration, legal or administrative proceeding or investigation pending or, to the best knowledge of Lucent, threatened against Lucent, any of its Subsidiaries or Acquisition; or (ii) any action, suit, arbitration or proceeding as to which Lucent or any such Subsidiary is the plaintiff or Lucent or any such Subsidiary is contemplating commencing legal action against any other Person, in each case (i) and (ii) which could reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole. There is no judgment, order, writ, injunction or decree of any court, governmental agency, tribunal or other governmental or regulatory authority as to which any of the assets, properties or business of Lucent, any of its Subsidiaries or Acquisition is subject, which could reasonably be expected to have a Material Adverse Effect on Lucent, its Subsidiaries and Acquisition taken as a whole.

                  4.5 SEC Documents; Undisclosed Liabilities. Since October 1, 1998, Lucent has filed with the Securities and Exchange Commission ("SEC") all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed under the Securities Act and the Exchange Act (the "Lucent SEC Documents"). As of their respective dates, the Lucent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Lucent SEC Documents. Except to the extent that information contained in any Lucent SEC Document has been revised or superseded by a later filed Lucent SEC Document, none of the Lucent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lucent included in the Lucent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except for liabilities (i) reflected in such financial statements or in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since the date of the most recent audited financial statements included in the Lucent Filed SEC Documents, or (iii) incurred in connection with this Agreement or the transactions contemplated hereby, neither Lucent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Lucent or its Subsidiaries taken as a whole.

                  4.6 Information Supplied. None of the information supplied or to be supplied by Lucent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Lucent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.

                  4.7 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Lucent SEC Documents filed and publicly available prior to the date of this Agreement (the "Lucent Filed SEC Documents"), since September 30, 1999, Lucent and its Subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any event or occurrence which could have a Material Adverse Effect, (ii) except insofar as may have been or required by a change in GAAP, any change in accounting methods, principles or practices by Lucent materially affecting its assets, liabilities or business, (iii) any tax election that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or any of its tax attributes or any settlement or compromise of any material income tax liability, or (iv) any split, combination or reclassification of any of Lucent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution, for shares of Lucent's capital stock, except for issuances of Lucent Common Stock upon the exercise of outstanding stock options or other rights to purchase or receive Lucent Common Stock granted under stock compensation plans maintained by Lucent, various plans of companies acquired by Lucent, and warrants issued by companies acquired by Lucent, in each case awarded prior to the date hereof in accordance with their present terms.

                  4.8 Interim Operations of Acquisition. Acquisition was formed solely for the purpose of engaging in transactions of the type contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  4.9 Reorganization. Neither Lucent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.       Conduct Pending Closing.

                  5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will and will cause CN Ltd. to:

                  (a) maintain its existence in good standing;

                  (b) use its reasonable best efforts to maintain the general character of its business and properties and conduct its business in the ordinary and usual manner consistent with past practices, except as expressly permitted by this Agreement;

                  (c) maintain business and accounting records consistent with past practices;

                  (d) use its reasonable best efforts (i) to preserve its business intact, (ii) to keep available to the Company or CN Ltd. services of its present officers and employees, and (iii) to preserve for the Company or CN Ltd. the goodwill of its suppliers, customers and others having business relations with the Company or CN Ltd.; and

                  (e) use its reasonable best efforts to cause each holder of Company Capital Stock to execute and deliver a substitute IRS Form W-9 or IRS Form W-8BEN, as applicable, to Acquisition and Lucent.

                  5.2 Prohibited Actions Pending Closing. Unless otherwise provided for herein, approved by Lucent in writing, from the date hereof until the Closing, the Company shall not and shall cause CN Ltd. not to:

                  (a) amend or otherwise change its charter documents;

                  (b) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of its capital stock or any other of its securities, except for (i) the grant of shares upon the exercise of the Warrants, (ii) the issuance of shares upon the exercise of the Company Stock Options and (iii) the grant of options to purchase up to 100,000 shares under the Company Stock Plan to new employee hires in amounts and with exercise prices in the ordinary course of business in amounts consistent with past practice, and with exercise prices not less than the fair market value after giving effect to the transactions contemplated in the Merger on the date of issuance of the shares purchasable under the options;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for (A) short term borrowings incurred in the ordinary course of business and consistent with past practice (or to refinance existing or maturing indebtedness) in an amount not to exceed at any one time outstanding of $500,000 in the aggregate or (B) intercompany indebtedness; (iii) enter into any contract or agreement (or series of related contracts or agreements) in excess of $150,000 other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital commitment which is in excess of $75,000 or capital expenditures which are, in the aggregate, in excess of $200,000; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.2(e);

                  (f) mortgage, pledge or subject to Lien, any of its assets or properties or agree to do so except for Permitted Liens;

                  (g) assume, guarantee or otherwise become responsible for the obligations of any other Person or agree to so do;

                  (h) enter into or agree to enter into or terminate (prior to the expiration date thereof) any employment agreement;

                  (i) increase the compensation or benefits payable or to become payable to its officers or employees, except for increases in the ordinary course of business and in accordance with past practices in salaries or wages of employees of the Company or CN Ltd. who are not officers of the Company or CN Ltd., or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company or CN Ltd., or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer or employee;

                  (j) take any action, other than in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivables);

                  (k) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                  (l) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by this Agreement;

                  (m) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice and (ii) other claims, liabilities or obligations (qualified as aforesaid) that in the aggregate do not exceed $50,000 or as to which the Company's or CN Ltd.'s failure to so pay, discharge or satisfy could reasonably be expected to have a Material Adverse Effect;

                  (n) except in connection with the sale of the Company's or CN Ltd.'s products in the ordinary course of business and consistent with past practice, sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Intellectual Property Rights; or

                  (o) announce an intention, commit or agree to do any of the foregoing.

                  5.3 Access; Documents; Supplemental Information. (a) From and after the date hereof until the Closing, the Company shall afford, shall cause CN Ltd. to afford and, with respect to clause (ii) below, shall use its reasonable best efforts to cause the independent certified public accountants for the Company to afford, (i) to the officers, independent certified public accountants, counsel and other representatives of Acquisition and Lucent, upon reasonable notice free and full access at all reasonable times to the properties, books and records, including tax returns filed and those in the process of being prepared by the Company and CN Ltd., and the right to consult with the officers, employees, accountants, counsel and other representatives of the Company and CN Ltd. in order that Acquisition and Lucent may have full opportunity to make such investigations as they shall reasonably desire to make of the operations, properties, business, financial condition and prospects of the Company and CN Ltd., (ii) to the independent certified public accountants of Acquisition and Lucent, free and full access at all reasonable times to the work papers and other records of the accountants relating to the Company and CN Ltd., and (iii) to Acquisition and Lucent and their representatives, such additional financial and operating data and other information as to the properties, operations, business, financial condition and prospects of the Company and CN Ltd. as Acquisition and Lucent shall from time to time reasonably require.

                  (b) From the date of this Agreement through and including the Closing, Acquisition, Lucent and the Company agree to furnish to each other copies of any notices, documents, requests, court papers, or other materials received from any governmental agency or any other third party with respect to the transactions contemplated by this Agreement, except where it is obvious from such notice, document, request, court paper or other material that the other party was already furnished with a copy thereof.

                  (c) The Company shall deliver to Lucent, without charge, the following financial information (the "Supplemental Financial Information"): (i) within 45 days after each fiscal quarter ending after the date hereof and prior to the Effective Time, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the unaudited consolidated statements of income, stockholders' equity and cash flows of the Company for such quarter and for the portion of the fiscal year then completed,
(ii) within 90 days after each fiscal year ending after the date hereof and prior to the Effective Time, the audited consolidated balance sheet of the Company and CN Ltd. as of the end of such year and the audited consolidated statements of income, stockholders' equity and cash flows of the Company and CN Ltd. for such year, in each case prepared in accordance with GAAP and certified by PricewaterhouseCoopers, and (iii) promptly upon the reasonable request by Lucent, such additional financial information as may be required in connection with any filing by Lucent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of the Company for the period covered, subject in the case of unaudited financials to normal year-end adjustments and the omission of footnotes.

                  (d) Lucent shall deliver to the Company, without charge a copy of any filing made by Lucent with the SEC under the Exchange Act, including, without limitation, any Form 10-Q, 8-K, 10-K or amendments thereto, not later than five business days after the date of such filing with the SEC.

                  5.4 No Solicitation. (a) The Company shall not, nor shall it permit CN Ltd. to, nor shall it authorize or permit any of its or CN Ltd.'s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or CN Ltd. to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Notwithstanding the foregoing, if, notwithstanding compliance with the preceding sentence, the Company receives a Superior Proposal, the Company may, to the extent that its Board of Directors determines in good faith (based on the advice of outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding a Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 5.4
(b)(i). In such event, the Company shall, no less than 48 hours prior to participating in any such discussions, (i) inform Lucent of the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal, (ii) inform Lucent of any discussions relating to such Superior Proposal and (iii) keep Lucent fully informed of the status, including any change to the details, of any such Superior Proposal. Notwithstanding the foregoing, in connection with a possible Acquisition Proposal, the Company may refer such third party to this Section 5.4 (if this Agreement is then publicly available) or otherwise make a copy of this Section
5.4 available to such third party.

                  For purposes of this Agreement:

                  "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or CN Ltd. or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or CN Ltd., any voting securities of the Company or CN Ltd. or a substantial portion of the assets of the Company or

CN Ltd. (other than sales of the Company's or CN Ltd.'s products in the ordinary course of business consistent with past practice), other than the transactions contemplated by this Agreement; and

                  "Superior Proposal" means any offer not solicited by the Company made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of each class of Company Capital Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and CN Ltd., taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) to be reasonably likely to obtain the Requisite Stockholder Approval and to provide consideration to the holders of the Company Capital Stock with a greater value than the consideration payable in the Merger.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) except as required by law as advised by counsel, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lucent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "Acquisition Agreement") related to any Acquisition Proposal.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.4, the Company shall promptly (and in any event within 48 hours) advise Lucent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company will keep Lucent informed of the status and material terms and conditions (including amendments or proposed amendments) of any such request or Acquisition Proposal.

                  (d) Nothing contained in this Section 5.4 shall prohibit the Company from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, that, except as expressly permitted by this Section 5.4, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

                  5.5 Exemption from Registration; Other Actions. (a) The shares of Lucent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of
Section 4(2) thereof (the "Private Placement Alternative"). Lucent shall use its reasonable best efforts to prepare, file and cause to become effective, on or as promptly as practicable after the Effective Time, but in no event shall such filing be later than ten business days following the later to occur of (x) the Effective Time and (y) Lucent's receipt of information necessary therefor, a registration statement on Form S-3 or such other form as may be appropriate to be filed with the SEC by Lucent under the Securities Act as Lucent and the Company agree (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") covering the public resale of such shares of Lucent Common Stock to be issued in connection with the Merger, and Lucent shall use its reasonable best efforts to keep the Registration Statement effective until the first anniversary of the Closing Date (such anniversary date being referred to herein as the "Termination Date"). Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses; provided that if Lucent determines that sales under the Registration Statement would require disclosure of non-public information material to Lucent at a time when Lucent desires not to disclose such information, Lucent may, upon written notice to the Company Stockholders, suspend on one occasion only and for a period not to exceed 30 consecutive days the right of the Company Stockholders to effect resales, pursuant to such Registration Statement, of such shares of Lucent Common Stock issued in connection with the Merger, and Lucent agrees to promptly notify the Company Stockholders prior to the expiration of such period of the date on which they may again effect resales under the Registration Statement (it being understood by the parties that in such event the Termination Date shall be extended by the amount of time the Company Stockholders' ability to use the Registration Statement was so suspended).

                  (b) If Lucent determines in the exercise of its reasonable business judgment that the Private Placement Alternative is unavailable or undesirable, then, as promptly as practicable after such determination, Lucent and the Company shall prepare, and Lucent shall file with the SEC, a registration statement on Form S-4 (or such other or successor form as shall be appropriate) covering shares of Lucent Common Stock to be issued in connection with the Merger (the "Form S-4 Alternative"), and Lucent shall use all reasonable efforts to cause the Form S-4 to become effective as soon thereafter as practicable. If Lucent chooses the Form S-4 Alternative pursuant to this
Section 5.5(b), then all references in this Agreement to "Registration Statement" shall mean the registration statement on Form S-4 contemplated by this Section 5.5(b).

                  (c) Each party hereto agrees, subject to applicable laws relating to the exchange of information, promptly to furnish the other parties hereto with copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of its subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental or regulatory authority, domestic or foreign, relating to or in respect of the transactions contemplated under this Agreement.

                  5.6 Company Stock Options; Warrant. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the 1998 Goldfish Stock Plan (the "Company Stock Plan")) shall adopt such resolutions or take such other actions as may be required to:

                           (i) adjust the terms of all outstanding options to
                  purchase shares of Company Capital Stock under the Company Stock Plan (the "Company Stock Options"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Common Stock Exchange Ratio, at an exercise price per share of Lucent Common Stock (rounded to the nearest 1/100th of a whole cent) equal to (x) the exercise price per share of such Company Common Stock immediately prior to the Effective Time divided by (y) the Common Stock Exchange Ratio (each Company Stock Option as so adjusted, an "Adjusted Option"); and

                           (ii) make such other changes to the Company Stock
                  Plan as the Company and Lucent may agree are appropriate to give effect to the Merger, including as provided in Section 5.7.

                  (b) As soon as practicable after the Effective Time, Lucent shall deliver to the holders of Company Stock Options appropriate notices (the "Company Stock Option Notices") setting forth (i) such holders' rights pursuant to the respective Company Stock Plan and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Lucent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger) and (ii) the procedures for the exercise of the Adjusted Options. The term, exercisability, vesting schedule (including any acceleration provisions therein), status as an "incentive stock option" under Section 422 of the Code, as applicable, and all of the other terms of the Company Stock Options shall otherwise remain unchanged.

                  (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part by (i) following the exercise procedures to be delivered by Lucent as set forth in the Company Stock Option Notice and (ii) concurrently delivering to Lucent the consideration therefor and any applicable withholding taxes.

                  (d) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the Company Stock Options all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plan or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Lucent as set forth above.

                  (e) As soon as practicable following the date of this Agreement, each Restricted Stock Agreement set forth on Schedule 3.16(c) (other than the founders' Restricted Stock

Agreements which shall accelerate at the Effective Time) shall be assumed by Lucent and, in accordance with Section 1.5(c), each share of restricted Company Common Stock which is outstanding and unvested thereunder at or immediately prior to the Effective Time pursuant to the Company Stock Plan or any Restricted Stock Agreement shall be converted into the right to receive the Exchange Ratio (such number as adjusted in accordance with Section 1.6) including the Right, subject to the same restrictions and vesting as set forth therein (the "Substitute Restricted Stock").

                  (f) No later than the later to occur of (x) 30 days after the Effective Time and (y) Lucent's receipt of the information necessary therefor, Lucent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained in accordance with the relevant requirements of the Securities Act and the Exchange
Act) at least for so long as any Adjusted Options remain outstanding.

                  (g) Prior to the Effective Time, the Company shall take all actions to receive from each holder of the Warrants an agreement that, as of the Effective Time, the Warrants shall be converted into a right of such holder to receive from the Exchange Agent the consideration set forth in the next two sentences at the same time that such holder of Company Capital Stock is entitled to receive shares of Lucent Common Stock in connection with the Merger. The holder of the Common Warrant shall be entitled to receive from the Exchange Agent in respect of the shares of Company Common Stock to be issued upon the exercise of the Common Warrant, the number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Common Warrant immediately prior to the Effective Time multiplied by 2.12386 (the "Common Warrant Exchange Ratio"). Lucent shall pay cash (without interest) to holder of the Common Warrant in lieu of issuing fractional shares of Lucent Common Stock in an amount, rounded to the nearest whole cent, computed in accordance with the formula set forth in Section 1.8.

                  5.7 Company Stock Plan. At the Effective Time, by virtue of the Merger, the Company Stock Plan and the Company Stock Options granted thereunder shall be assumed by Lucent, with the result that all obligations of the Company under the Company Stock Plan, including with respect to awards outstanding at the Effective Time under the Company Stock Plan, shall be obligations of Lucent following the Effective Time; provided, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, number of shares purchasable pursuant to such Company Stock Option and the terms and conditions of exercise of such Company Stock Option shall be determined in order to comply with Section 424 of the Code. Prior to the Effective Time, Lucent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its shareholders at the next regularly scheduled annual meeting of Lucent following the Effective Time) for the assumption of the Company Stock Plan, including the reservation, issuance and listing of Lucent Common Stock in a number at least equal to the number of shares of Lucent Common Stock that will be subject to the Adjusted Options.

                  5.8 Employee Benefit Plans; Existing Agreement. (a) As soon as practicable after the Effective Time (the "Benefits Date"), Lucent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are the same as those made generally available to similarly situated employees of Lucent's optical networks group by Lucent after June 1, 2000. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company) (the "Continuation Period"), Lucent shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of the Company provided to employees of the Company as of the date hereof.

                  (b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Lucent (the "Lucent Plans") in which employees of the Company subsequently participate, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Lucent; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Lucent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Benefit Plan. Such employees shall be given credit for amounts paid under a corresponding Benefit Plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Lucent Plan for the plan year in which the Effective Time occurs.

                  5.9 Indemnification. (a) From and after the Effective Time, Lucent shall, or shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and CN Ltd. to indemnify each Person who is or was a director or officer (an "Indemnified Party") of the Company or CN Ltd. pursuant to any indemnifications provision of the Company's Certificate of Incorporation or By-laws, or CN Ltd.'s Memorandum of Association, as each is in effect on the date hereof.

                  (b) For a period of six years after the Effective Time, Lucent shall use its reasonable best efforts to cause to be maintained officers' and directors' liability insurance with respect to the Indemnified Parties of the Company and CN Ltd. covering acts or omissions by any such Person occurring prior to the Effective Time under customary terms and conditions.

                  (c) This Section 5.9 shall survive the closing of all the transactions contemplated hereby, is intended to benefit the Indemnified Parties and their respective heirs and personal representative (each of which shall be entitled to enforce this Section 5.9 against Lucent and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement).

                  5.10 Stock Exchange Listing. Lucent shall use all reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Lucent Common Stock to be issued in connection with the Merger and upon exercise of Adjusted Options.

                  5.11 Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Lucent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such Person to deliver to Lucent as of the Closing Date, a written agreement substantially in the form attached as Exhibit B hereto.

                  5.12 Notification of Certain Matters. The Company shall give prompt notice to Lucent, and Lucent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(b) any failure of the Company, Lucent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available to the party receiving such notice.

                  5.13 Tax Returns; Cooperation. The Company on the one hand and Lucent on the other will cooperate with each other and provide such information as any party may require in order to file any return to determine Tax liability or a right to a Tax refund or to conduct a Tax audit or other Tax proceeding. Such cooperation shall include, but not be limited to, making employees available on a mutually convenient basis to explain any documents or information provided hereunder or otherwise as required in the conduct of any audit or other proceeding.

                  5.14 Reorganization. Each of Lucent and the Company shall, both before and after the Closing Date, use its reasonable best efforts to cause the business combination of the Merger to be qualified as a reorganization under
Section 368(a) of the Code.

                  5.15 Actions by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions and non-actions, waivers and consents, if any, from any governmental agency or authority and the making of all necessary registrations and filings (including without limitation (x) the filing of a premerger notification and report form by Lucent under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulation and (y) filings with the appropriate Israeli governmental authorities of the information required to obtain the Israeli Regulatory Approvals), and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental agency or authority; (ii) the obtaining of all necessary consents, approvals or waivers from any other Person; (iii) the defending of any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and
(iv) the execution of additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information

(including copies thereof) with respect to all filings made by such party with the any agency or authority in connection with this Agreement and the transactions contemplated hereby.

                  5.16 CN Ltd. Share Purchase. Prior to the Effective Time, the Company shall purchase for nominal consideration any CN Ltd. Shares not owned by the Company.

         6.       Conditions Precedent.

                  6.1 Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

                  (a) Stockholder Approval. The Merger shall have been duly approved by the requisite vote of the outstanding shares of Company Capital Stock and the Acquisition Common Stock entitled to vote thereon in accordance with the DGCL and the of each of the Company and Acquisition, respectively. A majority of the outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a separate class on an as-converted basis, shall have agreed to waive any rights to receive any liquidation premium payable in cash in lieu of shares of Lucent Common Stock.

                  (b) Approvals. All authorizations, consents (including without limitation any approvals under the HSR Act or similar foreign laws and the consent of the applicable Israeli authorities with respect to the Israeli Regulatory Authorities), orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental or regulatory authority, domestic or foreign, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Lucent or the Company (as Surviving Corporation), assuming the Merger had taken place, shall have been obtained, made or occurred.

                  (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect with respect to the transactions contemplated hereby, and there shall not be pending any suit, action or proceeding by any governmental entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Lucent, as applicable; provided, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as reasonably possible any such Restraints that may be entered.

                  (d) Escrow Agreement. Each of Lucent, the Company, the Escrow Agent and the Company Stockholders' Representative shall have entered into the Escrow Agreement substantially in the form of Exhibit C hereto (the "Escrow Agreement").

                  (e) Supplemental Escrow Agreement. Each of Lucent, the Company, the Supplemental Escrow Agent and the Key Founders shall have entered into the Supplemental Escrow Agreement substantially in the form of Exhibit D hereto (the "Supplemental Escrow Agreement").

                  (f) Representation Letters. Each of the Company and Lucent shall have executed and delivered a letter of representation relating to certain tax matters in form and substance reasonably acceptable to the other party.

                  (g) Affiliate Letters. The Company and its Affiliates shall have executed and delivered a letter relating to Rule 145 under the Securities Act substantially in the form of Exhibit B hereto, and such letter shall be true and correct in all material respects and in full force and effect.

                  (h) Stock Exchange Listing. The shares of Lucent Common Stock issued in accordance with the Merger and issuable upon exercise of the Adjusted Options and the Warrants shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (i) Registration Statement. If Lucent utilizes the Form S-4 Alternative, the Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Lucent or the Company, threatened by the SEC.

                  6.2 Conditions Precedent to Obligations of Acquisition and Lucent. All obligations of Acquisition and Lucent under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing. Each of the Company's representations and warranties contained in Section 3 of this Agreement to the extent it is qualified by Material Adverse Effect or materiality shall be true and correct, and each of the Company's representations and warranties to the extent it is not so qualified by Material Adverse Effect or materiality shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. Lucent and Acquisition shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that, the conditions specified in this Section 6.2(a) and Section 6.2(d) have been satisfied.

                  (b) Opinions of Counsel. Lucent and Acquisition shall have received the favorable written opinions dated the Closing Date of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, and Tulchinsky Stern & Co., Israeli counsel to the Company, each in form satisfactory to Lucent and Acquisition.

                  (c) Officer and Director Terminations. In accordance with
Section 1.4, each director and officer of the Company shall cease to act in such capacity.

                  (d) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of the Company or CN Ltd. and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than as a result of (i) general economic conditions, (ii) business and economic conditions generally affecting the optical networks industry, (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) the announcement of the transactions contemplated hereby).

                  (e) Consents. The Company shall have received all necessary consents, in form and substance reasonably satisfactory to Lucent and Acquisition, from the other parties to each contract, lease or agreement set forth on Schedule 3.10, except where the failure to receive such consent would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (f) Non-Competition and Non-Disclosure Agreements. Each of the persons on Schedule 6.2(f) shall have entered into Non-Competition and Non-Disclosure Agreements with the Surviving Corporation, each substantially in the form of Exhibit E hereto, and such agreements shall be in full force and effect.

                  (g) Real Property Certificate. Lucent shall have received a certificate from the Company certifying that the Company has never been and is not a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code pursuant to Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i) at the Closing.

                  (h) Voting Agreements and Right of First Refusal and Co-Sale Agreements . Each of the voting agreements and right of first refusal and co-sale agreements entered into by the Company Stockholders (including any such agreements listed on Schedule 3.2(b)) shall have been terminated in accordance with the terms thereof or by the parties thereto.

                  (i) Investors' Rights Agreements. Each of the investors' rights agreements entered into by the Company and other parties thereto (including any such agreements listed on Schedule 3.2(b)) shall have been terminated in accordance with the terms thereof or by the parties thereto.

                  (j) Stockholder Representation Letters. Lucent shall have received a letter, dated as of the Closing Date, from each Company Stockholder relating to certain securities matters in form and substance reasonably acceptable to Lucent.

                  6.3 Conditions Precedent to the Company's Obligations. All obligations of the Company under this Agreement are subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:

                  (a) Performance of Obligations; Representations and Warranties. Acquisition and Lucent shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. Each of the representations and warranties of Acquisition and

Lucent contained in Section 4 of this Agreement to the extent it is qualified by Material Adverse Effect shall be true and correct and each of the representations and warranties of Acquisition and Lucent to the extent it is not so qualified by Material Adverse Effect shall be true and correct in all material respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except for changes permitted by this Agreement and except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date. The Company shall have received certificates dated the Closing Date and signed by the President or a Vice-President of Acquisition and an authorized signatory of Lucent, certifying that the conditions specified in this Section 6.3(a) and
Section 6.3(c) have been satisfied.

                  (b) Opinions of Counsel. The Company shall have received the favorable written opinion dated the Closing Date of Sidley & Austin, special counsel to Acquisition and Lucent, and internal counsel to Acquisition and Lucent, each in form satisfactory to the Company. Each of the Company and Lucent shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, which opinions shall be substantially identical in substance. In preparing the Company and Lucent tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties and Company's stockholders shall make) reasonable representations related thereto in letters addressed to the Company and Lucent and in the forms satisfactory to legal counsel for both the Company and Lucent.

                  (c) No Material Adverse Change. There shall have been no material adverse change in the assets, business, financial condition or operations of Lucent and no event or events shall have occurred that could reasonably be expected to have a Material Adverse Effect (other than (i) conditions generally affecting the optical networks industry or (ii) resulting from the announcement of the Merger) on Lucent.

                  6.4 Frustration of Closing Conditions. None of the Company, Lucent or Acquisition may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.15

         7.       Survival of Representation and Warranties.

                  7.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (including the schedules to the Agreement which are hereby incorporated by reference) or in any instrument delivered pursuant to this Agreement shall survive for 12 months following the Effective Time. This Section shall not limit any claim for fraud or any covenant or agreement by the parties which contemplates performance after the Effective Time.

         8.       Indemnification.

                  8.1 Escrow Shares. As soon as practicable after the Closing Date, (i) 10% of the total number of shares of Lucent Common Stock to be issued in exchange for the Company Capital Stock of the Company Stockholders other than the Key Founders and (ii) 10% of the total number of shares of Lucent Common Stock to be issued in exchange for the Company Capital Stock of the Key Founders (collectively, the "Escrow Fund"), shall be deposited with The Bank of New York (or another institution selected by Lucent), as escrow agent (the "Escrow Agent"), such deposit to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be the sole and exclusive source available to compensate Lucent for the indemnification obligations of each holder of Company Capital Stock (each, a "Company Stockholder" and collectively, the "Company Stockholders") under Section 8.2 except that Lucent may elect not to have recourse to the Escrow Fund for any claim of fraud.

                  8.2 General Indemnification. (a) Subject to the limitations set forth in this Section 8, the Company Stockholders will jointly and severally indemnify and hold harmless Lucent and each Person, if any, who controls, may control or is controlled by Lucent within the meaning of the Securities Act and their respective officers, directors, employees, agents and advisors (each such indemnitee being referred to herein as an "Indemnified Person"), from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages"), arising out of (i) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any exhibit or schedule to this Agreement, and (ii) any breach or default by the Company of any of the covenants or agreements given or made by it in this Agreement or any exhibit or schedule to this Agreement.

                  (b) Lucent and the Company Stockholders each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the total consideration that Lucent would have agreed to pay in connection with the transactions contemplated hereby.

                  8.3 Damages Threshold; Damages Cap. (a) Notwithstanding anything to the contrary contained in this Agreement, solely with respect to any claim by Lucent for indemnification under Section 8.2(a)(i), Lucent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which Lucent is seeking indemnification under Section 8.2(a)(i) equals or exceeds $2,000,000 (the "Threshold"), whereupon Lucent shall be entitled to seek indemnification with respect to all such Damages that exceed the Threshold.

                  (b) In determining the amount of any Damage for which Lucent may seek indemnification under Section 8.2(a)(i) or Section 8.2(a)(ii), but not in determining whether there has been a breach of any representation, warranty or covenant, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

                  (c) The liability of the Company Stockholders to Lucent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Fund, except for any claims of fraud.

                  8.4 Escrow Period; Release of Escrow Fund. The Escrow Fund shall commence on the Closing Date and terminate on the first anniversary of the Closing Date (the "Escrow Period"). On such first anniversary, all shares of Lucent Common Stock then remaining in the Escrow Fund shall be released; provided that the amount of any claim made pursuant to Section 8.5 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim; provided further that the number of shares of Lucent Common Stock in the Escrow Fund which is necessary to satisfy any unsatisfied claims specified in any Lucent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Any portion of the Escrow Fund contributed under Section 8.1 (other than shares released to the Supplemental Escrow Agent pursuant to the terms of the Supplemental Escrow Agreement) for which there is no claim pursuant to this Section 8 shall be promptly distributed by the Escrow Agent to the Company Stockholders' Representative for distribution by the Escrow Agent to the Company Stockholders in accordance with each Company Stockholder's percentage of the Escrow Fund as set forth in the Escrow Agreement.

                  8.5 Claims Upon Escrow Fund. Subject to the provisions of this
Section 8, Lucent shall make claims upon the Escrow Fund by delivery to the Escrow Agent on or before the last day of the Escrow Period of a notice signed by an authorized representative of Lucent (a "Lucent Notice") specifying in reasonable detail the individual items of Damages for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, including any claim (contingent or otherwise) relating to Taxes, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. Lucent shall, concurrently with the sending of any Lucent Notice to the Escrow Agent, provide a copy of such Lucent Notice to the Company Stockholders' Representative. Within 20 days after the receipt of any Lucent Notice, the Company Stockholders' Representative, on behalf of the Company Stockholders, shall deliver a notice to Lucent and the Escrow Agent (each, a "Company Stockholders' Representative Notice") certifying that the Company Stockholders either agree with the Lucent Notice or object to the Lucent Notice. If the Company Stockholders agree with the Lucent Notice, the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after receipt of the Company Stockholders' Representative Notice, the number of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages. If the Company Stockholders' Representative objects to the Lucent Notice within the 20-day period after receipt of the Lucent Notice, Lucent and the Company Stockholders' Representative shall resolve such dispute in accordance with Section 8.6. If the Company Stockholders' Representative fails to deliver a Company Stockholders' Representative Notice within such 20-day period, the Company Stockholders' Representative shall be deemed to have consented to the Lucent Notice and given a Company Stockholders' Representative Notice to Lucent and the Escrow Agent, and the Escrow Agent shall deliver to Lucent out of the Escrow Fund, as promptly as practicable after such 20-day period, the number of Shares held in the Escrow Fund having a fair market value on the Closing Date equal to such Damages.

                  8.6 Objections to Claims. (a) If the Company Stockholders' Representative shall object to a Lucent Notice within the twenty-day period after receipt thereof, then Lucent and the Company Stockholders' Representative shall use their good faith efforts to resolve such dispute. If Lucent and the Company Stockholders' Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the Escrow Fund based upon such resolution.

                  (b) If Lucent and the Company Stockholders' Representative are unable to resolve such dispute within 30 days after the Company Stockholders' Representative objects to such Lucent Notice, either Lucent or the Company Stockholders' Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by a dispute service ("Arbitration Service") as shall be reasonably acceptable to Lucent and the Company Stockholders' Representative. The Arbitration Service shall select one arbitrator reasonably acceptable to Lucent and the Company Stockholders' Representative who shall be expert in the area of development and production of optical network products. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8, the Escrow Agent shall be entitled to act in accordance with such decision and make delivery of the Escrow Fund in accordance therewith.

                  (c) The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half for the account of Lucent and one-half by the Company Stockholders. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                  8.7 Third-Party Claims. In the event Lucent becomes aware of a third-party claim which Lucent believes may result in a demand pursuant to this
Section 8, Lucent shall promptly notify the Company Stockholders' Representative of such claim, and the Company Stockholders' Representative shall be entitled, at the Company Stockholders' expense (out of the Escrow Fund to the extent available after all claims have been satisfied and shares released, but limited to the shares described in clause (i) of the first sentence of Section 8.1), to participate in any defense of such claim; provided that Lucent shall control such defense, and shall have the right with the consent of the Company Stockholders' Representative (which consent shall not be unreasonably withheld) to settle any such claim (it being understood that no such consent of the Company Stockholders' Representative shall be required where the third-party claim, which Lucent proposes to settle, involves the business reputation of Lucent or its Affiliates in any material adverse respect, or the possible criminal liability of Lucent or its Affiliates or any of their respective officers, directors or employees). In the event that the Company Stockholders' Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Section 8 to the amount of any claim by Lucent for indemnity with respect to such settlement.

                  8.8 Company Stockholders' Representative. (a) JVP Corporation is hereby appointed as representatives (the "Company Stockholders' Representative") for and on behalf of the Company Stockholders to take all actions necessary or appropriate in the judgment of the Company Stockholders' Representative for the accomplishment of the terms of this Agreement. The holders of a majority in interest of the shares of Lucent Common Stock held in the Escrow Fund may replace the Company Stockholders' Representative upon not less than 10 days' prior written notice to Lucent. No bond shall be required of the Company Stockholders' Representative and the Company Stockholders' Representative shall receive no compensation for his services; provided that actual and reasonable expenses incurred by the Company Stockholders' Representative in connection with the performance of his duties under Sections 8.6 and 8.7 shall be reimbursable out of the Escrow Fund to the extent available after the release of shares, but limited to the shares described in clause (i) of the first sentence of Section 8.1. Notices of communications to or from the Company Stockholders' Representative shall constitute notice to or from each of the Company Stockholders. If JVP Corporation is no longer able or willing to serve as the Company Stockholders' Representative, a new Company Stockholders' Representative shall be chosen by Company Stockholders holding a majority of the shares of Lucent Common Stock issued in connection with the Merger.

                  (b) The Company Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally indemnify the Company Stockholders' Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Company Stockholders' Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

                  (c) Any decision, act, consent or instruction of the Company Stockholders' Representative shall constitute a decision of all and shall be final, binding and conclusive upon every Company Stockholder and the Escrow Agent and Lucent may rely upon any decision, act, consent or instruction of each and every Company Stockholder. The Escrow Agent and Lucent are hereby relieved from any liability to any person for acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholders' Representative.

         9.       Brokers' and Finders' Fees.

                  9.1 Company. The Company represents and warrants to Acquisition and Lucent that, except as set forth in Schedule 9.1, no broker, investment banker or financial advisor is entitled to receive a brokerage fee, financing commission or other commission from the Company in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. The Company agrees that if the transactions contemplated by this Agreement are not consummated (other than as a result of a breach or default by Lucent or Acquisition), it shall indemnify and hold Acquisition and Lucent harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them as a result of the Company's or any of its Affiliates' dealings, arrangements or agreements with any such Person.

                  9.2 Acquisition and Lucent. Acquisition and Lucent represent and warrant to the Company that no broker, investment banker or financial advisor is entitled to receive any brokerage fee, financing commission or other commission from Lucent in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby. Acquisition and Lucent agree that if the transactions contemplated hereby are not consummated (other than as a result of a breach or default by the Company), they shall jointly and severally indemnify and hold the Company harmless against any and all claims, losses, liabilities, costs or expenses which may be asserted against them, as a result of Acquisition's or Lucent's or any of their respective Affiliates' dealings, arrangements or agreements with any such Person.

         10. Expenses; Taxes. Lucent and the Company shall each pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger is consummated. The following fees and taxes shall be shared evenly by Lucent and the Company: (i) any fees payable in respect of pre-merger notification and report forms under the HSR Act and for any filing necessary for Israeli Regulatory Approvals, and (ii) any sales, use, stamp or transfer taxes, and any other filing or recording fees, if any, which may be payable with respect to the consummation of the transactions contemplated hereby.

         11. Press Releases. Except as required by law or Lucent's listing agreement with the New York Stock Exchange, Lucent, Acquisition and the Company shall not issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated hereby, prior to the Closing, without the prior written consent of the other parties to this Agreement.

         12. Contents of Agreement; Parties in Interest; etc. This Agreement and the agreements referred to or contemplated herein and the letter agreement between Lucent and the Company concerning confidentiality (the "Confidentiality Agreement") set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, such other agreements and the Exhibits hereto and the Confidentiality Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein. All statements contained in schedules, exhibits, certificates and other instruments attached hereto shall be deemed representations and warranties (or exceptions thereto) by the Company, Acquisition or Lucent, as the case may be.

         13. Assignment and Binding Effect. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties; provided, that Acquisition may assign its rights and obligations under this Agreement to any directly or indirectly wholly-owned Subsidiary of Lucent, upon written notice to the Company if the assignee shall assume the obligations of Acquisition hereunder and Lucent shall remain liable for its obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         14. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company or the stockholders of Acquisition:

                  (a) by the agreement of each of the Boards of Directors of Lucent, Acquisition and the Company;

                  (b) by Lucent, Acquisition or the Company if:

                  (i) if Lucent utilizes the Private Placement Alternative, the Effective Time shall not have occurred by September 30, 2000; provided that the right to terminate this Agreement under this Section 14(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (ii) if Lucent utilizes the Form S-4 Alternative, the Effective Time shall not have occurred by November 30, 2000; provided that the right to terminate this Agreement under this Section 14(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

                  (iii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by the Company, in the event Lucent or Acquisition materially breaches its obligations under this Agreement, unless such breach is cured within 30 days after notice to Lucent by the Company; or

                  (d) by Lucent or Acquisition, in the event the Company materially breaches its obligations under this Agreement unless such breach is cured within 30 days after notice by Lucent or Acquisition.

         15. Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

                  (a) "Affiliate" of a Person shall mean any other Person who
(i) directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person or (ii) owns more than 5% of the capital stock or equity interest in such Person. "Control" means the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of the Company or CN Ltd.

                  (c) "Best Knowledge" in respect of any representation and warranty of the Company set forth in this Agreement shall mean (i) the actual knowledge of Brian Attard, Robert Barron, Rafi Gidron, Steve Korn, Yair Oren, Orni Petruschka, Steve Roberts and Yossi Schussman (the "Knowledgeable Officers") of the Company and (ii) the constructive knowledge of the Knowledgeable Officers of the Company to the extent such knowledge would have been obtained by their due inquiry of the employees charged with responsibility for the particular matter which is the subject of such representation or warranty.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Common Warrant" shall mean the outstanding warrant to purchase 100,000 shares of Company Common Stock issued to (1996)
Tulchinsky-Stern Holding Co. Ltd.

                  (f) "Dollars" or "$" shall mean the lawful currency of the United States of America.

                  (g) "Dollar Equivalent" (a) as to any amount denominated in Dollars, such amount in Dollars and (b) as to any amount denominated in any Foreign Currency, the equivalent in Dollars of such Foreign Currency on any date as determined by using the quoted Spot Rate to exchange Dollars for such Foreign Currency in London prior to 4:00 p.m. (London time) on such date. "Foreign Currency" shall mean any lawful currency (other than Dollars) that is freely transferable or convertible into Dollars. "Spot Rate" shall mean, as of any date of determination, the rate of exchange quoted by The Chase Manhattan Bank in London, England at 11:00 a.m. (London, England time) on such date of determination to prime banks in London, England for the spot purchase in the foreign exchange market of such city of such amount of such Foreign Currency with Dollars.

                  (h) "Environmental Laws" shall mean all applicable federal, state, local or foreign laws, rules and regulations, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of Hazardous Substances and (ii) the health or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortious conduct.

                  (i) "Exchange Agent" shall mean The Bank of New York or another bank or trust company designated as the exchange agent by Lucent (which designation shall be reasonably acceptable to the Company).

                  (j) "Final Determination" shall mean (i) a decision of the United States Tax Court, or a decision, judgment, decree or other order by another court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local or municipal Tax statute; (iii) any disallowance of a claim for refund or credit in respect of an overpayment of Tax unless a suit related thereto is filed on a timely basis; (iv) any final disposition by reason of the expiration of the applicable statute of limitations; or (v) the actual payment by the Company of Taxes.

                  (k) "GAAP" shall mean United States generally accepted accounting principles.

                  (l) "Hazardous Substances" shall mean any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials (including, but not limited to, polychlorinated biphenyls, PCBs, friable asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

                  (m) "Indebtedness" shall mean as at any date of determination, the sum of the following items of the Company, without duplication: (i) obligations created, issued or incurred for borrowed money, including all fees and obligations thereunder (including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of the Company and all drafts thereunder, (iv) capital lease obligations, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

                  (n) "Israeli Regulatory Approvals" shall mean the following regulatory approvals or exemptions to be obtained from one or more Israeli government offices or agencies:

                           (i) The approval of the Comptroller for Restrictive
                  Trade Practices pursuant to the provisions of the Restrictive Trade Practices Law; and

                           (ii) The approval of the Investment Center for the
                  purchase of the Shares pursuant to the provisions of the Encouragement of Capital Investment Law and the approvals issued to the Company or CN Ltd. pursuant thereto.

                  (o) "Key Founders" shall mean Rafi Gidron and Orni Petruschka.

                  (p) "Liens" shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

                  (q) "Material Adverse Effect" shall mean (unless otherwise specified) any condition or event that may:

                           (i) when used with respect to the Company or CN Ltd.:
                  (a) have a material adverse effect on the assets, business, financial condition, operations of the Company and CN Ltd. taken as a whole, (b) materially impair the ability of the Company to perform its obligations under this Agreement, (c) if Lucent utilizes the Form S-4 Alternative, prevent or delay beyond November 30, 2000 the consummation of the transactions contemplated under this Agreement, or (d) if Lucent utilizes the Private Placement Alternative, prevent or delay beyond

                  September 30, 2000 the consummation of the transactions contemplated under this Agreement; and

                           (ii) when used with respect to Lucent: (a) materially
                  impair the ability of Lucent to perform its obligations under this Agreement, (b) if Lucent utilizes the Form S-4 Alternative, prevent or delay beyond November 30, 2000 the consummation of the transactions contemplated under this Agreement or (c) if Lucent utilizes the Private Placement Alternative, prevent or delay beyond September 30, 2000 the consummation of the transactions contemplated under this Agreement.

                  (r) "NIS" shall mean the lawful currency of Israel.

                  (s) "Permitted Liens" shall mean (a) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; (b) pledges or deposits made in the ordinary course of business; (c) Liens of mechanics, materialmen, warehousemen or other like Liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith; and (d) similar Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

                  (t) "Preferred Warrant" shall mean the outstanding warrant to purchase shares of Series D Preferred Stock held by U.S. Telesource, Inc.

                  (u) "Person" shall mean any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or government agency or authority.

                  (v) "reasonable best efforts" shall mean prompt, substantial and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the Company, Lucent or Acquisition, as applicable, shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.

                  (w) "Supplemental Escrow Agent" shall mean The Bank of New York (or another institution selected by Lucent), as escrow agent under the Supplemental Escrow Agreement.

                  (x) "Subsidiary" of a Person shall mean any corporation, partnership, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner.

                  (y) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any United States, Israeli, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

                  (z) "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  (aa) "Warrants" shall mean the Common Warrant and the Preferred Warrant.

         16. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 16) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

                  If to Acquisition or Lucent:

                  Lucent Technologies Inc.
                  c/o  Optical Networks Group
                  101 Crawfords Corner Road
                  Holmdel, New Jersey 07733-3030
                  Attn: President

                  with copies to:

                  Lucent Technologies Inc.
                  c/o Optical Networks Group
                  101 Crawfords Corner Road
                  Holmdel, New Jersey 07733-3030
                  Attn: General Counsel

                  If to the Company:

                  Chromatis Networks Inc.
                  450 Spring Park Place
                  Suite 500
                  Herndon, Virginia 20170
                  Attn: General Counsel

                  with a copy to:

                  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 225 Wyman Street
                  Waltham, Massachusetts 02451
                  Attn:  Jay K. Hachigian, Esq.

                  and

                  Tulchinsky Stern & Co.
                  22 Kanfei Nesharim St.
                  Jerusalem 95464 Israel
                  Attn: Doron Stern


or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

         17. Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of the respective Boards of Directors of the parties hereto notwithstanding the approval hereof by the stockholders of the Company or the stockholders of Acquisition, as applicable, except as provided in Section 251(d) of the DGCL. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.

         18. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, except insofar as the DGCL shall be mandatorily applicable to the Merger and the rights of the stockholders of the Company in connection therewith.

         19. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

         20. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

         21. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

         22. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         23. Extensions. At any time prior to the Effective Time, any party may by corporate action, extend the time for compliance by or waive performance of any representation, warranty, condition or obligation of any other party.

         24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Acquisition and Lucent may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.



                                   LUCENT TECHNOLOGIES INC.


                                   By: /s/ Harry L. Bosco
                                       Name: Harry L. Bosco
                                       Title: President -- Optical Network Group


                                   GOLDFISH ACQUISITION INC.


                                   By: /s/ Harry L. Bosco
                                       Name: Harry L. Bosco
                                       Title: President


                                   CHROMATIS NETWORKS INC.


                                   By: /s/ Robert L. Barron
                                       Name: Robert L. Barron
                                       Title: CEO

                            Glossary of Defined Terms

Defined Term                                                    Location of Definition
------------                                                    ----------------------
Acquisition..................................................   Preamble
Acquisition Agreement........................................   Section 5.4(b)
Acquisition Common Stock ....................................   Recitals
Acquisition Proposal.........................................   Section 5.4
Adjusted Option..............................................   Section 5.6
Affiliate....................................................   Section 15
Agreement....................................................   Preamble
Arbitration Service..........................................   Section 8.6
Authorizations...............................................   Section 3.13(b)
Balance Sheet................................................   Section 3.5(a)
Benefits Date................................................   Section 5.8(a)
Benefit Plan.................................................   Section 15
Best Knowledge...............................................   Section 15
Business.....................................................   Recitals
Certificate of Merger........................................   Section 1.1(b)
Certificates.................................................   Section 1.9(b)
Closing......................................................   Section 1.1(b)
Closing Date.................................................   Section 1.1(b)
CN Ltd.......................................................   Recitals
CN Ltd. Shares...............................................   Section 3.21(a)
Code.........................................................   Section 15
Common Shares................................................   Section 3.2(a)
Common Warrant...............................................   Section 15
Common Warrant Exchange Ratio................................   Section 5.6(f)
Common Warrant Shares........................................   Section 3.2(a)
Commonly Controlled Entity...................................   Section 3.16(b)
Company......................................................   Preamble
Company Capital Stock........................................   Recitals
Company Common Stock.........................................   Recitals
Company Preferred Stock......................................   Recitals
Company Stockholder..........................................   Section 8.1
Company Stockholders' Representative ........................   Section 8.8
Company Stockholders' Representative Notice..................   Section 8.5
Company Stock Option.........................................   Section 5.6(a)
Company Stock Plan...........................................   Section 5.6(a)
Confidentiality Agreement....................................   Section 12
Continuation Period..........................................   Section 5.8(a)
Damages......................................................   Section 8.2
DGCL.........................................................   Recitals
Dissenting Shares............................................   Section 1.7
Dollars......................................................   Section 15


                                       I

Dollar Equivalent............................................   Section 15
Effective Time...............................................   Section 1.1(b)
Environmental Laws...........................................   Section 15
ERISA........................................................   Section 3.16(b)
Escrow Agent.................................................   Section 8.1
Escrow Agreement.............................................   Section 6.1
Escrow Fund..................................................   Section 8.1
Exchange Act.................................................   Section 4.3(c)
Exchange Agent...............................................   Section 15
Exchange Fund................................................   Section 1.9
Exchange Ratio...............................................   Section 1.5(c)
Executive Employees..........................................   Section 3.17(a)
Final Determination..........................................   Section 15
Financial Statements.........................................   Section 3.5(a)
Form S-4 Alternative.........................................   Section 5.5(b)
GAAP.........................................................   Section 15
Grants.......................................................   Section 3.26
Hazardous Substances.........................................   Section 15
HSR Act......................................................   Section 3.3(c)
Immaterial Authorizations....................................   Section 3.13(b)
Indebtedness.................................................   Section 15
Indemnified Party............................................   Section 5.9(a)
Indemnified Person...........................................   Section 8.2
Intellectual Property Rights.................................   Section 3.14(a)
IRS..........................................................   Section 3.15(c)
Israeli Regulatory Approvals.................................   Section 15
Key Founders.................................................   Section 15
Laws.........................................................   Section 3.13(a)
Liens........................................................   Section 15
Lucent.......................................................   Preamble
Lucent Common Stock..........................................   Section 4.2
Lucent Authorized Preferred Stock............................   Section 4.2
Lucent Filed SEC Documents...................................   Section 4.7
Lucent Plan..................................................   Section 5.8(b)
Lucent SEC Documents.........................................   Section 4.5
Material Adverse Effect......................................   Section 15
Merger.......................................................   Recitals
NIS..........................................................   Section 15
NYSE.........................................................   Section 1.8
Outstanding Common Shares....................................   Section 3.2(a)
Outstanding Preferred Shares.................................   Section 3.2(a)
Patents......................................................   Section 3.14(a)
Permitted Liens..............................................   Section 15
Person.......................................................   Section 15
Preferred Shares.............................................   Section 3.2(a)
Preferred Warrant............................................   Section 15


                                       II

Preferred Warrant Shares.....................................   Section 3.2(a)
Private Placement Alternative................................   Section 5.5(a)
Reasonable Best Efforts......................................   Section 15
Registration Statement.......................................   Section 5.5(a)
Requisite Stockholder Approval...............................   Section 3.3(e)
Reserved Common Shares.......................................   Section 3.2(a)
Restricted Stock Agreement...................................   Section 3.16(c)
Restraints...................................................   Section 6.1(c)
SEC..........................................................   Section 4.5
Securities Act...............................................   Section 4.3(c)
Series A Preferred Stock.....................................   Recitals
Series A-1 Preferred Stock...................................   Recitals
Series B Preferred Stock.....................................   Recitals
Series C Preferred Stock.....................................   Recitals
Series C-1 Preferred Stock...................................   Recitals
Series D Preferred Stock.....................................   Recitals
Shares.......................................................   Section 3.2(a)
Subsidiary...................................................   Section 15
Substitute Restricted Stock..................................   Section 5.6(e)
Superior Proposal............................................   Section 5.4(a)
Supplemental Escrow Agreement................................   Section 6.1(e)
Supplemental Escrow Agent....................................   Section 15
Supplemental Financial Information...........................   Section 5.3(c)
Surviving Corporation........................................   Section 1.1(a)
Tax..........................................................   Section 15
Tax Return...................................................   Section 15
Termination Date.............................................   Section 5.5(a)
Threshold....................................................   Section 8.3(a)
Unaudited Balance Sheet......................................   Section 3.5
Warrant......................................................   Section 15
Warrant Shares...............................................   Section 3.2(f)

EXHIBITS

Exhibit A      Form of Certificate of Merger
Exhibit B      Form of Affiliate Letter
Exhibit C      Form of Escrow Agreement
Exhibit D      Form of Supplemental Escrow Agreement
Exhibit E      Form of Non-Competition and Non-Disclosure Agreement


                                      III

SCHEDULES:                 3.1
                           3.2(a)
                           3.2(b)
                           3.2(c)
                           3.3(b)
                           3.6(a)
                           3.6(b)
                           3.7(a)
                           3.7(b)
                           3.7(c)
                           3.9
                           3.10
                           3.11
                           3.12
                           3.13
                           3.14(a)
                           3.14(b)
                           3.14(c)
                           3.14(e)
                           3.15
                           3.16(b)(i)
                           3.16(b)(ii)
                           3.16(b)(iv)
                           3.16(b)(v)
                           3.16(b)(vi)
                           3.17
                           3.18
                           3.20
                           3.21
                           3.22
                           3.23
                           3.24
                           3.25
                           3.26
                           3.28
                           6.2(f)
                           9.1


                                       IV